Exhibit 2.1
EXECUTION VERSION
AGREEMENT AND PLAN OF MERGER
among
PHARMASSET, INC.,
GILEAD SCIENCES, INC.
and
ROYAL MERGER SUB INC.
Dated as of November 21, 2011

DEFINED TERMS

Terms	Section
Acceptance Time	1.1(a)
Acquisition Proposal	5.2(f)
Affiliate	1.3(a)
Agreement	Preamble
Alternate Financing	5.13(b)(ii)
Alternative Acquisition Agreement	5.2(b)
Bankruptcy and Equity Exception	4.1(c)(i)
beneficial ownership	1.3(a)
Benefit Plans	4.1(i)(i)
Business Day	1.1(a)
Bylaws	2.2
Certificate	3.1(a)
Change of Recommendation	5.2(b)
Charter	2.1
Closing	1.7
Code	3.5
Commitment Parties	4.2(f)
Common Stock	1.1(a)
Company	Preamble
Company Board	1.3(a)
Company Disclosure Schedule	4.1
Company Intellectual Property	4.1(p)(ii)
Company Leases	4.1(l)(ii)
Company Material Adverse Effect	4.1(a)
Company Option	3.3(a)
Company Pharmaceutical Product	4.1(j)(vi)
Company Recommendation	4.1(c)(ii)
Company Reports	4.1(e)(i)
Company Requisite Vote	4.1(c)(i)
Company Restricted Stock	3.3(b)
Confidentiality Agreement	5.2(a)
Continuing Employees	5.8(a)
Contract	4.1(d)(ii)
Covered Assets	4.1(a)
D&O Insurance	5.10(c)
Delaware Certificate of Merger	1.8
DGCL	1.3(c)
Dissenting Stockholders	3.1(a)
Effective Time	1.8
Employees	4.1(i)(i)
Environmental Law	4.1(m)
ERISA	4.1(i)(i)
ERISA Plan	4.1(i)(ii)

Terms	Section
Exchange Act	1.1(a)
Exchange Fund	3.2(a)
Excluded Shares	3.1(a)
Existing Directors	1.3(b)
Expense Reimbursement	7.2(b)(i)
Expiration Time	1.1(a)
FDA	4.1(j)(ii)
Financing	4.2(f)
Financing Commitments	4.2(f)
Financing Sources	4.2(f)
GAAP	4.1(e)(v)
GMP Regulations	4.1(j)(vii)
Government Antitrust Entity	5.4(e)(i)
Governmental Entity	4.1(d)(i)
Hazardous Substance	4.1(m)
HSR Act	4.1(d)(i)
Indemnified Parties	5.10(a)
Intellectual Property	4.1(p)(x)
Intervening Event	5.2(d)
IP Contracts	4.1(p)(x)
IRS	4.1(i)(i)
Key Product	4.1(t)
Key Product Event	4.1(t)
Laws	4.1(j)(i)
Lead Commitment Parties	4.2(f)
Leased Real Property	4.1(l)(ii)
Licenses	4.1(j)(ii)
Lien	4.1(b)
Loan Agreement	5.16(a)
Material Contract	4.1(k)(i)
Merger	Recitals
Merger Sub	Preamble
Minimum Tender Condition	Annex A(i)
Most Recent Balance Sheet	4.1(e)(vi)
Multiemployer Plan	4.1(i)(iii)
NASDAQ	1.3(a)
New Financing Commitments	5.13(b)(ii)
Non-Required Remedy	5.4(f)
Non-U.S. Benefit Plans	4.1(i)(i)
Offer	1.1(a)
Offer Documents	1.1(b)
Offer Price	1.1(a)
Order	4.1(h)
Outside Date	7.1(b)
Parent	Preamble
Parent Disclosure Schedule	4.2

Terms	Section
Parent Material Adverse Effect	4.2(a)
Patents	4.1(p)(x)
Paying Agent	3.2(a)
Payoff Amount	5.16(b)
Per Share Merger Consideration	3.1(a)
Person	3.2(d)
Proceedings	4.1(h)
Proxy Statement	5.4(a)
Purchase Date	1.4(b)
Regulatory Authorities	4.1(j)(ii)
Regulatory Licenses	4.1(j)(ii)
Representatives	5.2(a)
SAE	4.1(t)
Sarbanes-Oxley Act	4.1(e)(i)
Schedule 14D-9	1.2(a)
SEC	1.1(a)
Securities Act	1.5
Securities Laws	1.1(b)
Shares	1.1(a)
Stock Plans	4.1(b)
Stockholders Meeting	5.3(a)
Subsequent Transaction	7.2(b)(iii)
Subsidiary	1.1(a)
Superior Proposal	5.2(f)
Superior Proposal Notice	5.2(c)
Surviving Corporation	1.6
Tax	4.1(n)
Tax Return	4.1(n)
Taxes	4.1(n)
Taxing Authority	4.1(n)
Tender Offer Conditions	1.1(a)
Termination Date	7.1
Termination Fee	7.2(b)(i)
Top-Up Option	1.4(a)
Top-Up Option Shares	1.4(a)
Trade Secrets	4.1(p)(x)
Trademarks	4.1(p)(x)
Transactions	4.1(c)(ii)
U.S. Benefit Plans	4.1(i)(ii)

AGREEMENT AND PLAN OF MERGER
          AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of November 21, 2011, among Pharmasset, Inc., a Delaware corporation (the “Company”), Gilead Sciences, Inc., a Delaware corporation (“Parent”), and Royal Merger Sub Inc., a Delaware corporation and a wholly-owned direct or indirect Subsidiary of Parent (“Merger Sub”).
RECITALS
          WHEREAS, the respective boards of directors of each of Parent, Merger Sub and the Company have approved the merger of Merger Sub with and into the Company (the “Merger”) on the terms and subject to the conditions set forth in this Agreement and have approved and declared advisable this Agreement; and
          WHEREAS, the Company, Parent and Merger Sub desire to make certain representations, warranties, covenants and agreements in connection with this Agreement;
          NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements contained herein, the parties hereto agree as follows:
ARTICLE I
THE OFFER AND THE MERGER; CLOSING; EFFECTIVE TIME
          1.1 The Offer.
          (a) Unless this Agreement shall have been terminated in accordance with Article VII, Merger Sub shall (and Parent shall cause Merger Sub to), in no event later than ten (10) Business Days after the date hereof, commence (within the meaning of Rule 14d-2 under the Securities Exchange Act of 1934 (the “Exchange Act”)), a tender offer to purchase all of the outstanding shares of common stock, par value $0.001 per share (“Common Stock”), of the Company (the “Shares”) at a price of $137.00 per Share in cash, net to the seller but subject to any required withholding taxes (such tender offer and price, as they may from time to time be amended in accordance with this Agreement, the “Offer” and the “Offer Price,” respectively). The obligations of Merger Sub to (and of Parent to cause Merger Sub to) accept for payment and pay for any Shares validly tendered and not withdrawn pursuant to the Offer shall be subject to the satisfaction or waiver (to the extent permitted under applicable Laws) of the conditions set forth in Annex A (the “Tender Offer Conditions”), and no other conditions. The initial expiration date of the Offer shall be midnight (Eastern Time) on the date that is twenty-five (25) Business Days (determined as provided in Rule 14d-1(g)(3) under the Exchange Act) after the date on which the Offer was commenced (the initial “Expiration Time” and any expiration time and date established pursuant to an extension of the Offer in accordance with this Agreement, also an Expiration Time). Merger Sub expressly reserves the right (i) to increase the amount of cash constituting the Offer Price and (ii) to waive any condition to the Offer (to the extent permitted under applicable Laws) or modify the terms of the Offer, except that, without the prior written consent of the Company, Merger Sub shall not (A) reduce the number of Shares subject to the Offer, (B) reduce the Offer Price, (C) waive the Minimum Tender Condition, (D) add to the Tender Offer Conditions or amend or modify any Tender Offer Condition in any manner adverse to the holders of Shares, (E) except as otherwise provided in this Section 1.1, extend the Expiration Time, (F) change the form of consideration payable in the Offer, provided, that nothing in this clause (F) shall limit Merger Sub’s ability to provide additional cash consideration in addition to the cash Offer Price, or (G) otherwise amend the Offer in any manner adverse to the holders of Shares. Notwithstanding the foregoing, Merger Sub may, in its sole discretion and without the consent of the Company, (x) extend the Expiration Time for one or more consecutive increments of not more than ten (10) Business Days each (the length of such period to be determined by Parent or Merger Sub), if at any otherwise scheduled Expiration Time any Tender Offer Condition has not been satisfied or waived (to the extent permitted under applicable Laws), until the earlier of (1) the termination of this Agreement in accordance with its terms and (2) the date on which this Agreement is terminated pursuant to Section 7.1(b), (y) extend the Expiration Time for the minimum period required by any rule, regulation, interpretation or position of the Securities and Exchange Commission (the “SEC”) or the staff thereof applicable to the Offer, or (z) make available a “subsequent offering period” in accordance with Exchange Act Rule 14d-11. If at any otherwise scheduled Expiration Time any Tender Offer Condition has not been satisfied or waived (to the extent permitted under applicable Laws), Merger Sub shall (and Parent shall cause Merger Sub to) extend the Expiration Time at the request of the Company for one or more consecutive increments of not more than ten (10) Business Days (the length of such periods to be determined by Parent) each until the earlier of (1) the termination of this Agreement in accordance with its terms and (2) the Outside Date. In addition, Merger Sub shall (and Parent shall cause Merger Sub to), if requested by the Company, make available a subsequent offering period in accordance with Exchange Act Rule 14d-11 of not less than ten (10) Business Days; provided that Merger Sub shall not be required to make available such a subsequent offering period in the event that, prior to the commencement of such subsequent offering period, Parent and Merger Sub directly or indirectly own more than ninety percent (90%) of the outstanding Shares. On the terms and subject to the conditions of the Offer and this Agreement, Merger Sub shall (and Parent shall cause Merger Sub to) accept for payment all Shares validly tendered and not withdrawn pursuant to the Offer as promptly as practicable after the Expiration Time (the time and date on which Merger Sub accepts such Shares for payment, the “Acceptance Time”), and pay for such Shares as promptly as practicable following the Acceptance Time. Parent shall (or shall cause Merger Sub or any other direct or indirect wholly-owned Subsidiary of Parent to) provide or cause to be provided to the Paying Agent on a timely basis the funds necessary to purchase any Shares that Merger Sub becomes obligated to purchase pursuant to the Offer. Merger Sub shall not terminate or withdraw the Offer without the prior written consent of the Company other than in connection with the termination of this Agreement in accordance with Article VII. In the event this Agreement is terminated pursuant to Article VII prior to any scheduled Expiration Time, Merger Sub shall promptly (and in any event within 24 hours of such termination) irrevocably and unconditionally terminate the Offer. For purposes of this Agreement, the term “Business Day” shall have the meaning provided in Rule 14d-1(g)(3) under the Exchange Act, and the term “Subsidiary” means, with respect to any Person, any other Person of which at least a majority of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other persons performing similar functions is directly or indirectly owned or controlled by such Person and/or by one or more of its Subsidiaries.
          (b) On the date on which the Offer is commenced, Parent and Merger Sub shall file with the SEC, in accordance with Rule 14d-3 and Regulation M-A under the Exchange Act, a Tender Offer Statement on Schedule TO with respect to the Offer, which shall contain an offer to purchase and a related letter of transmittal and summary advertisement (such Schedule TO and the documents included therein, together with all amendments, supplements and exhibits thereto, the “Offer Documents”), shall make all deliveries, mailings and telephonic notices required by Rule 14d-3 under the Exchange Act, and shall cause the Offer Documents to be disseminated to holders of Shares as and to the extent required by the United States federal securities Laws and the rules and regulations of the SEC promulgated thereunder (collectively, the “Securities Laws”). Parent and Merger Sub shall cause the Offer Documents to comply in all material respects with the Securities Laws. Parent and Merger Sub shall deliver copies of the proposed forms of the Offer Documents (including any amendments or supplements thereto) to the Company within a reasonable time prior to the dissemination or filing thereof for review and comment by the Company and its counsel. Each of Parent, Merger Sub and the Company shall (i) respond promptly to any comments of the SEC or its staff with respect to the Offer or the Offer Documents and (ii) promptly correct any information provided by it for use in the Offer Documents if and to the extent that such information shall have become false or misleading in any material respect or as otherwise required by the Securities Laws. Parent and Merger Sub shall amend or supplement the Offer Documents and cause the Offer Documents, as so amended or supplemented, to be filed with the SEC and to be disseminated to the holders of Shares, in each case as and to the extent required by the Securities Laws and subject to the terms and conditions of this Agreement. Parent and Merger Sub shall provide the Company and its counsel with copies of any written comments, and shall inform them of any oral comments, that Parent, Merger Sub or their counsel receive from the SEC or its staff with respect to the Offer Documents promptly after the receipt of such comments and shall give the Company a reasonable opportunity under the circumstances to review and comment on any written or oral responses to such comments. The Company hereby consents to the inclusion in the Offer Documents of the Company Recommendation as it may be amended or modified, and until but not after a Change of Recommendation is effected, in each case as permitted by this Agreement. The Company shall promptly furnish to Parent and Merger Sub all information concerning the Company and its Subsidiary and the Company’s stockholders that may be required or reasonably requested in connection with any action contemplated by this Section 1.1(b).
          1.2 Company Actions.
          (a) On the date the Offer Documents are first filed with the SEC, the Company shall file with the SEC a Tender Offer Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the Offer (together with all amendments, supplements and exhibits thereto, the “Schedule 14D-9”), which, subject to Section 5.2, shall contain the Company Recommendation. Parent shall cause the Schedule 14D-9 to be disseminated to the holders of Shares along with the Offer Documents, in accordance with Rule 14d-9 under the Exchange Act and the Securities Laws. The Company shall cause the Schedule 14D-

9 to comply in all material respects with the Securities Laws. The Company shall deliver copies of the proposed form of the Schedule 14D-9 (including any amendments or supplements thereto) to Parent within a reasonable time prior to the dissemination or filing thereof for review and comment by Parent and its counsel. Each of the Company, Parent and Merger Sub shall (i) respond promptly to any comments of the SEC or its staff with respect to the Schedule 14D-9 and (ii) promptly correct any information provided by it for use in the Schedule 14D-9 if and to the extent that such information shall have become false or misleading in any material respect or as otherwise required by the Securities Laws. The Company shall amend or supplement the Schedule 14D-9 and cause the Schedule 14D-9, as so amended or supplemented, to be filed with the SEC and to be disseminated to the holders of Shares, in each case as and to the extent required by the Securities Laws. The Company shall provide Parent and its counsel with copies of any written comments, and shall inform them of any oral comments, that the Company or its counsel receive from the SEC or its staff with respect to the Schedule 14D-9 promptly after the receipt of such comments and shall give Parent a reasonable opportunity under the circumstances to review and comment on any written or oral responses to such comments. Parent and Merger Sub shall promptly furnish to the Company all information concerning Parent, Merger Sub and the Offer that may be required or reasonably requested in connection with any action contemplated by this Section 1.2(a).
          (b) In connection with the Offer, the Company shall promptly furnish or cause to be furnished to Merger Sub (i) a list of the names and addresses of the record holders of Shares as of the most recent practicable date, as well as mailing labels containing such names and addresses and (ii) security position lists, computer files and any other information identifying the beneficial owners of Shares, in each case as of the most recent practicable date which the Company or its transfer agent have in their possession or control or can obtain without unreasonable effort or expense. The Company shall furnish or cause to be furnished to Merger Sub such additional information (including updates to the items provided pursuant to the preceding sentence) and such other assistance as Merger Sub may reasonably request in communicating the Offer to the record and beneficial owners of Shares. Subject to the requirements of applicable Law, and except for such steps as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the Merger, Parent and Merger Sub and their agents shall hold in confidence the information contained in any such labels, listings and files, shall use such information only in connection with the Offer and the Merger and, if this Agreement shall be terminated, shall, upon request, deliver, and shall use their reasonable best efforts to cause their agents to deliver, to the Company all copies of such information then in their possession or control.
          1.3 Company Directors.
          (a) Effective upon the Acceptance Time and from time to time thereafter (but only for so long as Parent, Merger Sub and their Affiliates beneficially own at least a majority of the outstanding Shares (determined on a fully diluted basis)), Merger Sub shall be entitled to elect or designate to the board of directors of the Company (the “Company Board”) such number of directors, rounded up to the nearest whole number, as is equal to the product of the total number of directors on the Company Board (giving effect to the directors elected or designated by Merger Sub pursuant to this sentence) multiplied by the percentage of the outstanding Shares (determined on a fully diluted basis) that are then beneficially owned by Merger Sub and its Affiliates and to have such designees be elected or appointed to such classes of the Company Board so as to be as evenly distributed as possible among the three classes of directors on the Company Board. As used in this Agreement, the terms “beneficial ownership” (and its correlative terms) and “Affiliate” shall have the meanings provided in Rule 13d-3 and Rule 12b-2 under the Exchange Act, respectively. Upon any exercise of such right by Merger Sub, the Company shall use its reasonable best efforts to (i) elect or appoint to the Company Board the individuals designated by Merger Sub and permitted to be so elected or designated by the preceding sentence, including by promptly filling vacancies or newly created directorships on the Company Board, increasing the size of the Company Board and/or securing the resignations of such number of its incumbent directors, and (ii) cause the directors so elected or appointed to constitute the same percentage (rounded up to the nearest whole number) of the members of each committee of the Company Board as such directors represent of the Company Board, in each case to the fullest extent permitted by applicable Law and the rules of the NASDAQ Stock Market (“NASDAQ”). The Company’s obligations under this Section 1.3(a) shall be subject to Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder, and the Company shall include in the Schedule 14D-9 such information required by Section 14(f) and Rule 14f-1 as is necessary to enable Merger Sub’s designees to be elected or appointed to the Company Board. Merger Sub shall timely furnish to the Company, and be solely responsible for, information with respect to Merger Sub’s designees and Parent’s and Merger Sub’s respective officers, directors and Affiliates to the extent required by Section 14(f) and Rule 14f-1. The provisions of this Section 1.3(a) are in addition to and shall not limit any rights that any of Merger Sub, Parent or any of their respective Affiliates may have as a holder or beneficial owner of Shares as a matter of applicable Law with respect to the election of directors or otherwise.
          (b) In the event that Merger Sub’s designees are elected or appointed to the Company Board pursuant to Section 1.3(a), then, until the Effective Time (and subject to any further designations permitted to be made by Merger Sub pursuant to Section 1.3(a) from time to time), the Company and Parent shall allow (i) at least three (3) members of the Company Board to consist of individuals who were members of the Company Board on the date hereof (the “Existing Directors”), (ii) the Existing Directors who are members of the audit committee of the Company Board immediately prior to the date of this Agreement to remain as members of the audit committee of the Company Board and (iii) such audit committee to comply with all requirements of the Securities Laws and NASDAQ applicable thereto. If any Existing Director is unable to serve due to death, disability or resignation, then the remaining Existing Directors (or, if no Existing Director is then in office, the members of the Company Board) shall be entitled to elect or appoint another individual to fill each such vacancy, which individual shall not be an officer, director, employee or agent of, or otherwise affiliated with, Parent or Merger Sub and shall otherwise satisfy all requirements of the Securities Laws and NASDAQ applicable for a member of an audit committee, and each such individual shall be deemed to be an Existing Director for purposes of this Agreement.
          (c) Notwithstanding anything in this Agreement to the contrary, at any time prior to the Effective Time when Merger Sub’s designees constitute a majority of the Company

Board, the affirmative vote of a majority of the Existing Directors, acting qua audit committee of the Company Board, shall be required and shall, to the fullest extent permitted by the General Corporation Law of the State of Delaware (the “DGCL”), be sufficient to (i) on behalf of the Company to agree to amend, modify or terminate this Agreement or to amend or modify the terms or conditions of the Offer or the Merger, (ii) exercise or waive any of the Company’s rights or remedies under this Agreement, (iii) extend the time for performance of Parent’s or Merger Sub’s obligations under this Agreement or (iv) enforce any obligation of Parent or Merger Sub under this Agreement. The Existing Directors, acting qua audit committee of the Company Board, shall have the authority to retain counsel (which may include current counsel to the Company) and other advisors at the expense of the Company as determined appropriate by the Existing Directors and shall have the authority, after the Acceptance Time and prior to the Effective Time, to institute any action on behalf of the Company to enforce the performance of this Agreement in accordance with its terms.
          1.4 Top-Up Option.
          (a) The Company hereby grants to Merger Sub an irrevocable option (the “Top-Up Option”) to purchase from the Company up to that number of newly issued shares of Common Stock (the “Top-Up Option Shares”) equal to the lesser of (i) the number of shares of Common Stock that, when added to the number of Shares owned by Parent and Merger Sub at the time of exercise, shall constitute one Share more than the number of Shares necessary for Merger Sub to be merged into the Company pursuant to Section 253 of the DGCL (after giving effect to the issuance of the Top-Up Option Shares), and (ii) the aggregate number of shares of Common Stock that the Company is authorized to issue under its certificate of incorporation but that are not issued and outstanding (and are not subscribed for or otherwise committed to be issued or reserved for issuance) at the time of exercise of the Top-Up Option, in each case, for consideration per Top-Up Option Share equal to the Offer Price.
          (b) The Top-Up Option shall be exercisable, in whole or in part, any time at or after the Acceptance Time (the “Purchase Date”); provided, however, that the Top-Up Option shall only be exercisable if the Minimum Tender Condition has been satisfied and, notwithstanding anything in this Agreement to the contrary, the Top-Up Option shall terminate concurrently with the termination of this Agreement in accordance with its terms.
          (c) In the event that Merger Sub wishes to exercise the Top-Up Option, Merger Sub shall give the Company written notice specifying the number of shares of Common Stock that Merger Sub and its Affiliates own immediately preceding the exercise of the Top-Up Option, the manner in which Merger Sub intends to pay the applicable exercise price and the place and a time for the closing of such purchase. The Company shall, promptly following receipt of such notice, deliver written notice to Merger Sub specifying the number of Top-Up Option Shares to be issued and the consideration due in exchange therefor, calculated in accordance with Section 1.4(a). At the closing of the purchase for the Top-Up Option Shares, Merger Sub shall pay the Company the consideration due in exchange for such Top-Up Option Shares either (i) in cash (by wire transfer or cashier’s check) or (ii) by delivery of cash in an amount equal to the aggregate par value of such Top-Up Option Shares (by wire transfer or cashier’s check) plus a promissory note for the balance due having full recourse to Parent, bearing interest at the rate of three percent (3%) per annum, maturing on the first anniversary of the date of execution and delivery of such promissory note and being pre-payable without penalty and having no other material terms, and the Company shall deliver to Merger Sub a certificate representing such Top-Up Option Shares or, upon Merger Sub’s request or otherwise if the Company does not then have certificated Shares, the applicable number of uncertificated Shares represented by book-entry. The Company Board has determined that such consideration for the Top-Up Option Shares is adequate in accordance with the DGCL and otherwise taken all steps necessary such that upon issuance and delivery in accordance with this Section 1.4(c) the Top-Up Option Shares shall be validly issued, fully paid and non-assessable.
          (d) Notwithstanding anything to the contrary contained herein, each of Parent, Merger Sub and the Company acknowledges and agrees that, in any appraisal proceeding under Section 262 of the DGCL with respect to shares of Common Stock held by Dissenting Stockholders, the Top-Up Option, the Top-Up Option Shares or any cash or promissory note delivered by Merger Sub to the Company in payment for such Top-Up Option Shares shall not be taken into account in connection with the determination of the fair value of the shares of Common Stock held by the Dissenting Stockholders in accordance with Section 262 of the DGCL.
          1.5 Exemption from Registration .. Parent and Merger Sub acknowledge that the Top-Up Option Shares that Merger Sub may acquire upon exercise of the Top-Up Option will not be registered under the Securities Act of 1933 (the “Securities Act”), and will be issued in reliance upon an applicable exemption from registration under the Securities Act for transactions not involving a public offering. Parent and Merger Sub hereby represent and warrant to the Company that Merger Sub is, and will be upon the purchase of the Top-Up Option Shares, an “accredited investor, “ as defined in Rule 501 of Regulation D under the Securities Act. Merger Sub agrees that the Top-Up Option and the Top-Up Option Shares to be acquired upon exercise of the Top-Up Option are being and will be acquired by Merger Sub for the purpose of investment and not with a view to, or for resale in connection with, any distribution thereof (within the meaning of the Securities Act).
          1.6 The Merger. On the terms and subject to the conditions set forth in this Agreement, at the Effective Time, Merger Sub shall be merged with and into the Company and the separate corporate existence of Merger Sub shall thereupon cease. The Company shall be the surviving corporation in the Merger (sometimes hereinafter referred to as the “Surviving Corporation”), and the separate corporate existence of the Company, with all its rights, privileges, immunities, powers and franchises and all its debts, liabilities, obligations and duties, shall continue unaffected by the Merger, except as set forth in Article II. The Merger shall have the effects specified in the DGCL.
          1.7 Closing. Unless otherwise mutually agreed in writing between the Company and Parent, the closing for the Merger (the “Closing”) shall take place at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, Four Times Square, New York, New York 10036, at 10:00 am (Eastern Time) on the third Business Day following the day on which the last to be satisfied or waived (to the extent permitted under applicable Laws) of the conditions set forth in Article VI shall be satisfied or waived (excluding conditions that, by their terms, cannot be satisfied until the Closing, but subject to the satisfaction or waiver of such conditions at the Closing) in accordance with this Agreement.
          1.8 Effective Time. As soon as practicable following the Closing, the parties hereto shall cause a Certificate of Merger (such Certificate of Merger, or the Certificate of Ownership and Merger referenced below, as applicable, the “Delaware Certificate of Merger”) to be executed, acknowledged and filed with the Secretary of State of the State of Delaware in accordance with the DGCL. The Merger shall become effective at the time when the Delaware Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware or at such later time as may be agreed by the parties hereto in writing in accordance with the DGCL and specified in the Delaware Certificate of Merger (the “Effective Time”). If Parent and Merger Sub own, directly or indirectly, a number of Shares sufficient to enable the Merger to be consummated without a meeting of stockholders of the Company in accordance with Section 253 of the DGCL, then the parties hereto agree that Merger Sub shall effect the Merger without a meeting of stockholders of the Company pursuant to Section 253 of the DGCL by filing a Certificate of Ownership and Merger with the Secretary of State of the State of Delaware in accordance with the DGCL.
ARTICLE II
CERTIFICATE OF INCORPORATION AND BYLAWS
OF THE SURVIVING CORPORATION
          2.1 The Certificate of Incorporation. At the Effective Time, the certificate of incorporation of the Surviving Corporation (the “Charter”) shall, by virtue of the Merger, be amended and restated in its entirety to read as set forth on Annex B, and such amended and restated Charter shall become the certificate of incorporation of the Surviving Corporation until thereafter amended in accordance with the applicable provisions of the DGCL.
          2.2 The Bylaws         . The parties hereto shall take all actions necessary so that the bylaws of Merger Sub in effect immediately prior to the Effective Time shall be amended and restated in their entirety to read as set forth on Annex C and shall be the bylaws of the Surviving Corporation (the “Bylaws”), until thereafter amended as provided therein or by applicable Law.
          2.3 Directors and Officers of the Surviving Corporation. The parties hereto shall take all actions necessary so that the directors and officers of Merger Sub immediately prior to the Effective Time shall, from and after the Effective Time, be the directors and officers of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Charter and the Bylaws.

ARTICLE III
EFFECT OF THE MERGER ON CAPITAL STOCK;
EXCHANGE OF CERTIFICATES
          3.1 Effect on Capital Stock. At the Effective Time, as a result of the Merger and without any action on the part of the holder of any capital stock of the Company:
          (a) Merger Consideration. Each Share issued and outstanding immediately prior to the Effective Time, other than (i) Shares owned by Parent, Merger Sub or any other direct or indirect wholly-owned Subsidiary of Parent, (ii) Shares owned by the Company or its Subsidiary and (iii) Shares that are owned by stockholders who properly demand appraisal of their Shares pursuant to Section 262 of the DGCL (“Dissenting Stockholders”) (the Shares described in clause (i), (ii) or (iii) above, collectively, “Excluded Shares”), shall be converted into the right to receive an amount in cash equal to the Offer Price (the “Per Share Merger Consideration”). At the Effective Time, all of the Shares shall cease to be outstanding, shall be cancelled and shall cease to exist, and each certificate (a “Certificate”) that immediately prior to the Effective Time represented any of the Shares (other than Excluded Shares) shall thereafter represent only the right to receive the Per Share Merger Consideration, without interest.
          (b) Cancellation of Excluded Shares. Each Excluded Share shall, by virtue of the Merger and without any action on the part of the holder thereof, cease to be outstanding, shall be cancelled without payment of any consideration therefor and shall cease to exist, subject to any rights the holder thereof may have under Section 3.2(f).
          (c) Conversion of Merger Sub Common Stock. At the Effective Time, each share of common stock, par value $0.001 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one share of common stock, par value $0.001 per share, of the Surviving Corporation, and such shares shall constitute the only outstanding shares of capital stock of the Surviving Corporation. From and after the Effective Time, all certificates representing the common stock of Merger Sub shall be deemed for all purposes to represent the number of shares of common stock of the Surviving Corporation into which they were converted in accordance with the preceding sentence.
          3.2 Exchange of Certificates.
          (a) Paying Agent. At the Effective Time, Parent shall deposit, or shall cause to be deposited, with a paying agent selected by Parent with the Company’s prior approval (such approval not to be unreasonably withheld, conditioned or delayed) (the “Paying Agent”), for the benefit of the holders of Shares and pursuant to a paying agent agreement in customary form, cash in immediately available dollar-denominated funds in the aggregate amount necessary for the Paying Agent to make the payments contemplated by Section 3.1(a) (such cash, the “Exchange Fund”). If Parent determines to invest the Exchange Fund, Parent shall cause the Paying Agent to invest the Exchange Fund in direct short-term obligations of, or obligations fully guaranteed by the full faith and credit of, the United States of America or in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively, or a combination of the foregoing, and, in each case, with maturities not exceeding three (3) months. To the extent there are losses with respect to such investments or the Exchange Fund diminishes for any other reasons below the level required to make prompt cash payment of the aggregate funds required to be paid pursuant to Section 3.1(a), Parent shall promptly replace or restore the cash in the Exchange Fund so as to ensure that the Exchange Fund is maintained at a level sufficient to make such cash payments. Any interest and other income resulting from such investment shall become a part of the Exchange Fund, and any amounts in excess of the amounts payable under Section 3.1(a) shall be promptly paid to Parent.
          (b) Exchange Procedures. Promptly (and in any event within three (3) Business Days) following the Effective Time, the Surviving Corporation shall cause the Paying Agent to mail to each holder of record of Shares (other than holders of Excluded Shares) (i) a letter of transmittal in customary form specifying that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates (or affidavits of loss in lieu thereof as provided in Section 3.2(e)) to the Paying Agent, such letter of transmittal to be in such form and have such other provisions as Parent and the Company may reasonably agree, and (ii) instructions for use in effecting the surrender of the Certificates (or affidavits of loss in lieu thereof as provided in Section 3.2(e)) in exchange for the Per Share Merger Consideration. Upon surrender of a Certificate (or an affidavit of loss in lieu thereof as provided in Section 3.2(e)) to the Paying Agent in accordance with the terms of such letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor a cash amount in immediately available funds (after giving effect to any required Tax withholdings as provided in Section 3.5) equal to the product of (A) the number of Shares represented by such Certificate (or affidavit of loss in lieu thereof as provided in Section 3.2(e)), multiplied by (B) the Per Share Merger Consideration, and the Certificate so surrendered shall forthwith be cancelled. No interest will be paid or accrued on any amount payable upon due surrender of the Certificates or affidavits of loss, as the case may be. In the event of a transfer of ownership of Shares that is not registered in the transfer records of the Company, a check for any cash to be exchanged upon due surrender of the Certificate may be issued to such transferee if the Certificate formerly representing such Shares is presented to the Paying Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that all applicable transfer Taxes and other similar Taxes required to be paid in connection with such transfer of ownership of Shares have been paid or are not applicable.
          (c) Transfers. From and after the Effective Time, there shall be no transfers on the stock transfer books of the Company of the Shares that were outstanding immediately prior to the Effective Time. If, after the Effective Time, any Certificate is presented to the Surviving Corporation, Parent or the Paying Agent for transfer, it shall be (subject to compliance with the exchange procedures of Section 3.2(b)) cancelled and exchanged for the cash amount in immediately available funds to which the holder thereof is entitled pursuant to this Article III.
          (d) Termination of Exchange Fund. Any portion of the Exchange Fund (including the proceeds of any investments thereof) that remains unclaimed by the stockholders of the Company for 180 days after the Effective Time shall be delivered to the Surviving Corporation. Any holder of Shares (other than Excluded Shares) who has not theretofore complied with this Article III shall thereafter look only to the Surviving Corporation for payment of the Per Share Merger Consideration upon due surrender of such holder’s Certificates (or affidavits of loss in lieu thereof, and subject to compliance with the exchange procedures of Section 3.2(b)), without any interest thereon. Notwithstanding the foregoing, none of the Surviving Corporation, Parent, the Paying Agent or any other Person shall be liable to any former holder of Shares for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar Laws. For the purposes of this Agreement, the term “Person” shall mean any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Entity or other entity of any kind or nature. If any Certificate has not been surrendered by the earlier of (i) the third anniversary of the date on which the Merger becomes effective or (ii) the date immediately prior to the date on which the cash amount that such Certificate represents the right to receive would otherwise escheat to or become the property of any Governmental Entity, then such cash amount shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation, free and clear of any claim or interest of any Person previously entitled thereto.
          (e) Lost, Stolen or Destroyed Certificates. In the event that any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such Person of a bond in customary amount and on such terms as may be required by Parent as indemnity against any claim that may be made against it or the Surviving Corporation with respect to such Certificate, the Paying Agent will (subject to compliance with the exchange procedures of Section 3.2(b)) issue a check in the amount equal to the product of (i) the number of Shares represented by such lost, stolen or destroyed Certificate, multiplied by (ii) the Per Share Merger Consideration.
          (f) Appraisal Rights. No Person who properly demands appraisal of his Shares pursuant to Section 262 of the DGCL shall be entitled to receive the Per Share Merger Consideration with respect to the Shares owned by such Person unless and until such Person shall have effectively withdrawn such demand or otherwise lost such Person’s right to appraisal under the DGCL. Each Dissenting Stockholder shall be entitled to receive only the payment provided by Section 262 of the DGCL with respect to Shares owned by such Dissenting Stockholder. If, after the Effective Time, any such holder fails to perfect or effectively withdraws or loses such right, such Excluded Shares shall thereupon be treated as if they had been converted into the right to receive the Per Share Merger Consideration, and the Surviving Corporation shall remain liable for payment of the Per Share Merger Consideration for such Shares. The Company shall give Parent (i) prompt notice of any written demands for appraisal, attempted withdrawals of such demands, and any other instruments served pursuant to applicable Law that are received by the Company relating to stockholders’ rights of appraisal and (ii) the opportunity to participate in all negotiations and proceedings with respect to demands for appraisal under Section 262 of the DGCL. The Company shall not, except with the prior written consent of Parent (such consent not to be unreasonably withheld, conditioned or delayed), voluntarily make any payment with respect to any demands for appraisal, offer to settle or settle any such demands or approve any withdrawal of any such demands.

          3.3 Treatment of Stock Plans.
          (a) Options. Immediately prior to the Acceptance Time, each outstanding option to purchase Shares (a “Company Option”) awarded under the Stock Plans, shall fully vest and be cancelled and shall only entitle the holder thereof to receive an amount in cash as soon as practicable following the Acceptance Time equal to (i) the product of (A) the total number of Shares subject to a Company Option immediately prior to the Acceptance Time, multiplied by (B) the excess, if any, of the Per Share Merger Consideration over the exercise price per Share under such Company Option, less (ii) applicable Taxes required to be withheld with respect to such payment.
          (b) Restricted Stock. Immediately prior to the Acceptance Time, any vesting conditions or restrictions applicable to any shares of restricted stock (each such share, a share of “Company Restricted Stock”) granted pursuant to the Stock Plans shall lapse, and the holders thereof shall be entitled to tender any such shares of Company Restricted Stock for purchase in the Offer, provided that applicable Taxes shall be withheld with respect to the consideration payable or deliverable in accordance with Section 3.5.
          (c) Corporate Actions. At or prior to the Acceptance Time, the Company, the Company Board and its compensation committee, as applicable, shall adopt any resolutions and take any actions that are necessary to effectuate the provisions of Sections 3.3(a) and 3.3(b).
          3.4 Adjustments to Prevent Dilution .. In the event that the Company changes the number of Shares or securities convertible or exchangeable into or exercisable for Shares issued and outstanding prior to the Effective Time as a result of a reclassification, stock split (including a reverse stock split), stock dividend, distribution or division, recapitalization, merger, issuer tender offer or issuer exchange offer or other similar transaction, the Offer Price and the Per Share Merger Consideration shall be appropriately and proportionately adjusted.
          3.5 Withholding Rights. Each of the Paying Agent, Parent, Merger Sub, and the Surviving Corporation shall be entitled to deduct and withhold from the consideration otherwise payable or deliverable pursuant to this Agreement such amounts as it is required to deduct and withhold with respect thereto under the Internal Revenue Code of 1986 (the “Code”) or any other applicable state, local or foreign Law relating to Taxes. To the extent that amounts are so deducted or withheld, such deducted or withheld amounts (a) shall be remitted to the applicable Governmental Entity as required by applicable Law, and (b) shall be treated for all purposes of this Agreement as having been paid to the Persons in respect of which such deduction or withholding was made.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES
          4.1 Representations and Warranties of the Company. Except as set forth in (i) the Company Reports filed with or furnished to the SEC on or prior to the date hereof (excluding, in each case, any disclosures set forth in any risk factor section or in any other section to the extent they are forward-looking statements or cautionary, predictive or forward-looking in nature); provided, however, that the exception provided for in this clause (i) shall be applied with respect to a particular representation or warranty only to the extent that it is reasonably apparent on the face of such disclosure that such disclosure is applicable to such representation or warranty or (ii) the disclosure schedule delivered to Parent by the Company prior to entering into this Agreement (the “Company Disclosure Schedule”) (with each exception set forth in the Company Disclosure Schedule being identified by reference to, or grouped under a heading referring to, a specific individual section or subsection of this Agreement and relating only to such section or subsection; provided, however, that a matter disclosed with respect to one representation or warranty shall also be deemed to be disclosed with respect to each other representation or warranty to which the matter disclosed reasonably relates, but only to the extent that such relationship is reasonably apparent on the face of the disclosure contained in the Company Disclosure Schedule), the Company hereby represents and warrants to Parent and Merger Sub that:
          (a) Organization, Good Standing and Qualification. Each of the Company and its Subsidiary is a legal entity duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization and has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so organized, qualified or in good standing, or to have such power or authority, individually or in the aggregate with other such failures, has not had, and would not reasonably be expected to have, a Company Material Adverse Effect. The Company has made available to Parent complete and correct copies of the Company’s and its Subsidiary’s certificates of incorporation and bylaws or comparable governing documents, each as amended as of the date hereof, and each as so delivered is in full force and effect.
          As used in this Agreement, the term “Company Material Adverse Effect” means any event, change, effect, development, state of facts, condition, circumstance or occurrence that has a material adverse effect on the business, results of operations, Covered Assets, liabilities or financial condition of the Company and its Subsidiary, taken as a whole; except to the extent that such material adverse effect results from any of the following: (i) any changes in general United States or global economic conditions, except to the extent that such changes have a materially disproportionate adverse effect on the Company and its Subsidiary, taken as a whole, relative to the adverse effect that such changes have on other development-stage companies in the pharmaceutical or biotechnology industry (in which case only the incremental disproportionate adverse impact may be taken into account in determining whether there has occurred a Company Material Adverse Effect); (ii) any changes in conditions generally affecting the pharmaceutical or biotechnology industries, except to the extent that such changes in conditions have a materially disproportionate adverse effect on the Company and its Subsidiary, taken as a whole, relative to the adverse effect that such changes have on other development-stage companies in the pharmaceutical or biotechnology industry (in which case only the incremental disproportionate adverse impact may be taken into account in determining whether there has occurred a Company Material Adverse Effect); (iii) any decline in the market price or trading volume of the Shares on NASDAQ (provided that the exception in this clause (iii) shall not prevent or otherwise affect a determination that any event, change, effect, development, state of fact, condition, circumstance or occurrence causing such decline has resulted in or contributed to a Company Material Adverse Effect); (iv) any regulatory, legislative or political conditions or securities, credit, financial or other capital markets conditions, in each case in the United States or any foreign jurisdiction; (v) any failure, in and of itself, by the Company or its Subsidiary to meet any internal or published projections, forecasts, estimates or predictions in respect of revenues, earnings or other financial or operating metrics for any period (provided that the exception in this clause (v) shall not prevent or otherwise affect a determination that any event, change, effect, development, state of fact, condition, circumstance or occurrence causing such failure has resulted in or contributed to a Company Material Adverse Effect); (vi) the execution and delivery of this Agreement, the performance by any party hereto of its obligations hereunder, or the public announcement or pendency of the Offer, the Merger or any of the other Transactions, including the impact thereof on the relationships, contractual or otherwise, of the Company with its employees or with any other third party (provided that the exceptions in this clause (vi) shall not apply to any representation or warranty contained in Section 4.1(d)(ii) (or any portion thereof) to the extent the purpose of such representation or warranty (or any portion thereof) is to address the consequences resulting from the execution and delivery of this Agreement or the performance by the Company of its obligations hereunder); (vii) changes or proposed changes in GAAP applicable to the Company or the enforcement or interpretation thereof; (viii) any geopolitical conditions, the outbreak or escalation of hostilities, any acts of war, sabotage, terrorism or military actions, or any escalation or worsening of any such hostilities, acts of war, sabotage, terrorism or military actions threatened or underway as of the date of this Agreement, except to the extent that such events, acts or changes have a materially disproportionate adverse effect on the Company and its Subsidiary, taken as a whole, relative to the adverse effect that such changes have on other development-stage companies in the pharmaceutical or biotechnology industry (in which case the incremental disproportionate adverse impact may be taken into account in determining whether there has occurred a Company Material Adverse Effect), (ix) except for any requirement to operate in the ordinary course of business, any action required to be taken or refrained from being taken pursuant to or in accordance with this Agreement or taken or refrained from being taken at the request of Parent or Merger Sub; or (x) any matter set forth in Section 4.1(a) of the Company Disclosure Schedule or any other part of the Company Disclosure Schedule that contains disclosure that reasonably relates to any matter set forth in Section 4.1(a) of the Company Disclosure Schedule, but only if such relationship is reasonably apparent on the face of the disclosure in such other part of the Company Disclosure Schedule. As used in this Agreement, the term “Covered Assets” means the Company’s assets associated with the Key Product.
          (b) Capital Structure. The authorized capital stock of the Company consists of (A) 100,000,000 Shares, of which 75,750,565 were outstanding as of the close of business on November 18, 2011, and (B) 10,000,000 shares of preferred stock, par value $0.001 per share, none of which were outstanding as of the close of business on November 18, 2011. All of the outstanding Shares have been duly authorized and are validly issued, fully paid and nonassessable. As of the close of business on November 18, 2011, there were 5,835,539 Shares reserved for issuance under the 1998 Stock Plan and the 2007 Equity Incentive Plan (together, the “Stock Plans”). Section 4.1(b) of the Company Disclosure Schedule sets forth a true and complete list of Company Options and Company Restricted Stock issued and outstanding as of the close of business on October 31, 2011, including the holder, date of grant, term, number of Shares and, where applicable, exercise price. Each Company Option has been granted with an exercise price no less than the fair market value of the underlying shares on the date of grant. Each of the outstanding shares of capital stock or other securities of the Company’s Subsidiary is duly authorized, validly issued, fully paid and nonassessable and owned by the Company, free and clear of any lien, charge, pledge, security interest, claim or other encumbrance (each, a “Lien”). Except as set forth above and except for the Top-Up Option, there are no preemptive or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements, calls, commitments or rights of any kind that obligate the Company or its Subsidiary to issue or sell any shares of capital stock or other securities of the Company or its Subsidiary or any securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire, any securities of the Company or its Subsidiary, and no securities or obligations evidencing such rights are authorized, issued or outstanding. Neither the Company nor its Subsidiary (i) is a party to any agreement with respect to the voting of any securities of the Company (other than this Agreement) or (ii) has any contractual obligation to file a registration statement under the Securities Act, in respect of any securities of the Company or its Subsidiary. Upon any issuance of any Shares in accordance with the terms of the Stock Plans, such Shares will be duly authorized, validly issued, fully paid and nonassessable and free and clear of any Lien. Upon any issuance of Shares pursuant to the Top-Up Option, such Shares will be duly authorized, validly issued, fully paid and nonassessable and free and clear of any Liens. The Company does not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the stockholders of the Company on any matter. Other than Pharmasset UK Limited, an English company, the Company has no Subsidiaries.
          (c) Corporate Authority; Approval and Fairness.
               (i) The Company has all requisite corporate power and authority and has taken all corporate action necessary in order to execute, deliver and perform its obligations under this Agreement and to consummate the Transactions, subject only, with respect to the consummation of the Merger, if required by the DGCL, to the adoption of this Agreement by the affirmative vote of the holders of a majority of the outstanding Shares entitled to vote on such matter at a stockholders’ meeting duly called and held for such purpose (the “Company Requisite Vote”). This Agreement has been duly executed and delivered by the Company and, assuming this Agreement constitutes the valid and binding agreement of Parent and Merger Sub, constitutes a valid and binding agreement of the Company enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles (the “Bankruptcy and Equity Exception”).
               (ii) At a meeting duly called and held prior to the execution and delivery of this Agreement, the Company Board adopted resolutions by the unanimous vote of all directors of the Company (A) approving and declaring advisable this Agreement and the Offer, the Merger, the Top-Up Option and the other transactions contemplated hereby (collectively, the “Transactions”) in accordance with the requirements of the DGCL, (B) determining that the terms of the Offer, this Agreement, the

Merger and the other Transactions are fair to and in the best interests of the Company and to the holders of the Shares and (C) recommending that the holders of Shares accept the Offer, tender their Shares into the Offer and, to the extent required by applicable Law to consummate the Merger, vote their Shares in favor of adopting this Agreement (such recommendation, the “Company Recommendation”), and, as of the date hereof, none of the aforesaid actions by the Company Board have been amended, rescinded or modified. Assuming the accuracy of the representations and warranties set forth in Section 4.2(h), the Company Board has taken all actions necessary so that Parent and Merger Sub will not be prohibited by Section 203 of the DGCL from consummating the Transactions in the manner contemplated hereby and to ensure that Section 203 of the DGCL will not impose any additional procedural, voting, approval or other restrictions on the timely consummation of the Transactions or restrict, impair or delay the ability of (x) Parent or Merger Sub to engage in any of the Transactions with the Company or (y) Parent or Merger Sub, following the Acceptance Time and subject to the other provisions of this Agreement, to vote or otherwise exercise all rights as a stockholder of the Company. No other state takeover statute applies to this Agreement, the Merger or the other Transactions.
               (iii) The Company Board has received the oral opinion of its financial advisor, Morgan Stanley & Co. LLC, to the effect that, as of the date hereof, the consideration to be received by the holders of the Shares in the Offer and the Merger is fair from a financial point of view to such holders. A written version of such opinion will be delivered to Parent promptly following its receipt by the Company, it being agreed and understood that such opinion is for the benefit of the Company Board and may not be relied on by Parent or Merger Sub.
          (d) Governmental Filings; No Violations.
               (i) Other than (A) the filing of the Delaware Certificate of Merger, (B) compliance with applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the “HSR Act”) or any other applicable antitrust or competition Law, (C) compliance with the applicable requirements of the Exchange Act, including the filing of the Schedule 14D-9 in connection with the Offer and the Proxy Statement, if applicable, in connection with the Company Requisite Vote, (D) compliance with the rules and regulations of NASDAQ or FINRA and (E) the other filings, consents and/or notices set forth on Section 4.1(d)(i) of the Company Disclosure Schedule, no notices, reports or other filings are required to be made by the Company with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by the Company from, any domestic or foreign governmental, administrative or regulatory authority, agency, commission, body, court or other legislative, executive or judicial governmental entity (each, a “Governmental Entity”), in connection with the execution, delivery and performance of this Agreement by the Company and the consummation of the Offer, the Merger and the other Transactions, except those that the failure to make or obtain, individually or in the aggregate with other such failures, has not had, and would not reasonably be expected to have, a Company Material Adverse Effect and would not reasonably be expected to prevent, materially delay or materially impair the consummation of the Transaction.
               (ii) The execution, delivery and performance of this Agreement by the Company do not, and the consummation of the Offer, the Merger and the other Transactions will not, constitute or result in (A) a breach or violation of, or a default under, the certificate of incorporation or bylaws of the Company or the comparable governing instruments of its Subsidiary, (B) a breach or violation of, a termination (or right of termination) or a default under, the creation or acceleration of any obligations under, or the creation of a Lien on any of the assets of the Company or its Subsidiary pursuant to any lease, license, contract, note, mortgage, indenture, or other agreement (each, a “Contract”) to which the Company or its Subsidiary is a party (C) assuming compliance with the matters referred to in Section 4.1(d)(i) and (if applicable) receipt of the Company Requisite Vote, a violation of any Law to which the Company or its Subsidiary is subject, (D) the loss or impairment of, payment of any additional amounts with respect to or the consent of any other Person being required in respect of, the Company’s or its Subsidiary’s right to own or use any Company Intellectual Property or (E) any change in the rights or obligations of any party under any Contract to which the Company or its Subsidiary is a party, except, in the case of clause (B), (D) or (E) above, for any such breach, violation, termination, default, creation or acceleration that, individually or in the aggregate with other such matters, has not had, and would not reasonably be expected to have, a Company Material Adverse Effect and would not reasonably be expected to prevent, materially delay or materially impair the consummation of the Transactions.
               (iii) Neither the Company nor its Subsidiary is a party to any non-competition Contracts or other Contract that purports to limit in any material respect either the type of business in which the Company or its Subsidiary (or, after giving effect to the Offer or the Merger, Parent or its Subsidiaries) may engage or the manner or locations in which either of them may so engage in any business.
          (e) Company Reports; Financial Statements.
               (i) Since October 1, 2008, the Company has filed or furnished, as applicable, on a timely basis all forms, statements, certifications, reports and documents required to be filed or furnished by it with the SEC pursuant to the Exchange Act or the Securities Act (the forms, statements, reports and documents filed or furnished since October 1, 2008 and those filed or furnished subsequent to the date hereof, including any amendments thereto, the “Company Reports”). Each of the Company Reports, at the time of its filing or being furnished complied or, if not yet filed or furnished, will comply, in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”). As of their respective dates (or, if amended, as of the date of such amendment), the Company Reports did not, and any Company Reports filed with or furnished to the SEC subsequent to the date hereof will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading.
               (ii) The Company is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of NASDAQ and the Sarbanes-Oxley Act.
               (iii) The Company’s system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) is effective in providing reasonable assurance (A) that the Company maintains records that in reasonable detail accurately and fairly reflect its transactions and dispositions of assets, (B) that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP, (C) that transactions are executed only in accordance with authorizations of management and the Company Board and (D) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of the Company’s assets. The Company’s “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act) are reasonably designed to ensure that all information (both financial and non-financial) required to be disclosed by the Company in the reports that it files, furnishes or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the chief executive officer and chief financial officer of the Company required under the Exchange Act with respect to such reports. The Company has disclosed, based on the most recent evaluation of its chief executive officer and its chief financial officer prior to the date hereof, to the Company’s auditors and the audit committee of the Company Board (A) any “significant deficiencies” or “material weaknesses” in the design or operation of its internal controls over financial reporting that would reasonably be expected to adversely affect the Company’s ability to record, process, summarize and report financial information and has identified for the Company’s auditors and audit committee of the Company Board any material weaknesses in internal control over financial reporting and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting. The Company has made available to Parent (x) a summary of any such disclosure made by management to the Company’s auditors and audit committee since October 1, 2008 and (y) any material communication since October 1, 2008 made by management or the Company’s auditors to the audit committee required or contemplated by listing standards of NASDAQ, the audit committee’s charter or professional standards of the Public Company Accounting Oversight Board. For purposes of this Agreement, the terms “significant deficiency” and “material weakness” shall have the meanings assigned to them by the Public Company Accounting Oversight Board Interim Standard AU 325 parts 2 and 3, as in effect on the date hereof. Since October 1, 2008, no material complaints from any source regarding accounting, internal accounting controls or auditing matters, and no concerns from Company employees regarding questionable accounting or auditing matters, have been received by the Company. The Company has made available to Parent a summary of all material complaints or concerns relating to other matters made since October 1, 2008 through the Company’s whistleblower hot-line or equivalent system for receipt of employee concerns regarding possible violations of Law. No attorney representing the Company or its Subsidiary, whether or not employed by the Company or its Subsidiary, has reported evidence of a violation of Securities Laws, breach of fiduciary duty or similar violation by the Company or any of its officers, directors, employees or agents to the Company’s chief legal officer, audit committee (or other committee designated for the purpose) of the Company Board or the Company Board pursuant to the rules adopted pursuant to Section 307 of the Sarbanes-Oxley Act or any Company policy contemplating such reporting, including in instances not required by those rules.
               (iv) Neither the Company nor its Subsidiary is a party to, nor has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract (including any Contract or arrangement relating to any transaction or relationship between or among the Company, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand), or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K promulgated by the SEC), where the result, purpose or intended effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, the Company in its published financial statements or other Company Reports.
               (v) Each of the balance sheets included in or incorporated by reference into the Company Reports (including the related notes and schedules) fairly presents or, in the case of Company Reports filed after the date hereof, will fairly present, the financial position of the Company as of its date and each of the statements of income, changes in shareholders’ equity and cash flows included in or incorporated by reference into the Company Reports (including any related notes and schedules) fairly presents or, in the case of Company Reports filed after the date hereof, will fairly present, the results of operations, retained earnings (loss) and changes in financial position, as the case may be, of the Company for the periods set forth therein (subject, in the case of unaudited statements, to notes and normal year-end audit adjustments that will not be material in amount or effect); in accordance with U.S. generally accepted accounting principles (“GAAP”) consistently applied during the periods involved, except as may be noted therein.
               (vi) Except for (A) those liabilities that are reflected or reserved against on the audited consolidated balance sheet of the Company and its Subsidiary as of September 30, 2011 (the “Most Recent Balance Sheet”), (B) liabilities incurred in the ordinary course of business consistent with past practice since the date of the Most Recent Balance Sheet, and (C) obligations incurred pursuant to this Agreement, neither the Company nor its Subsidiary has incurred any liability of the type required to be set forth on a balance sheet prepared in accordance with GAAP that, individually or in the aggregate with other such liabilities, has had, or would reasonably be expected to have a Company Material Adverse Effect.
          (f) Information Supplied. None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in (i) the Offer Documents or the Schedule 14D-9 will, at the time such document is filed with the SEC, at any time it is amended or supplemented or at the time it is first mailed to the Company’s stockholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, or (ii) if required to be filed, the Proxy Statement will, at the date it is first mailed to the Company’s stockholders or at the time of the Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Schedule 14D-9 and the Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder, except that no representation or warranty is made by the Company with respect to statements made or incorporated by reference therein that are based on information derived from Parent’s public SEC filings or supplied by Parent or Merger Sub for inclusion or incorporation by reference therein.

          (g) Absence of Certain Changes.
               (i) Since the date of the Most Recent Balance Sheet, other than in connection with the transactions contemplated by this Agreement, the Company and its Subsidiary have conducted their business only in, and have not engaged in any material transaction other than in accordance with, the ordinary course of such business consistent with past practice.
               (ii) Since the date of the Most Recent Balance Sheet, there has not occurred: (A) any event, change, effect, development, state of facts, condition, circumstance or occurrence that, individually or in the aggregate with other such events, changes, effects, developments, states of fact, conditions, circumstances or occurrences, has had, or would reasonably be expected to have, a Company Material Adverse Effect; (B) any material damage, destruction or other casualty loss with respect to any material asset or property owned, leased or otherwise used by the Company or its Subsidiary, whether or not covered by insurance; (C) any declaration, accrual, setting aside or payment of any dividend or other distribution with respect to any shares of capital stock of the Company or its Subsidiary, or any repurchase, redemption or other acquisition by the Company or its Subsidiary of any outstanding shares of capital stock or other securities of the Company or its Subsidiary; (D) any material change in any method of accounting or accounting practice or internal controls (including internal controls over financial reporting) by the Company or its Subsidiary; (E) any (x) increase in the compensation payable or to become payable to the officers or employees of the Company or its Subsidiary or (y) payment to any Company director or officer of any material bonus, making to any Company director or officer of any material profit-sharing or similar payment, or grant to any Company director or officer of any rights to receive severance, termination, retention or tax gross-up compensation or benefits to (in any case except for increases in the ordinary course of business and consistent with past practice); (F) any establishment, adoption, entry into, termination or amendment of any collective bargaining, bonus, profit-sharing, thrift, compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any director, officer or employee, except as required by applicable Laws.
          (h) Legal Proceedings. There is no action, claim, suit, investigation or proceeding by or before any Governmental Entity, arbitrator, mediator or other tribunal (collectively, “Proceedings”) pending or, to the knowledge of the executive officers of Company, threatened, against the Company or its Subsidiary (other than disputes of a type as may arise from time to time in the Company’s ordinary course of business and which would not, individually or in the aggregate, be material to the Company or its Subsidiary, taken as a whole). Section 4.1(h) of the Company Disclosure Schedule lists, as of the date of this Agreement, all Proceedings that the Company or its Subsidiary has pending or is threatening against other parties and, all Proceedings that are pending or, to the knowledge of the executive officers of the Company, threatened against the Company or its Subsidiary. There is no material judgment, order, writ, injunction or decree (whether temporary, preliminary or permanent) of any Governmental Entity (an “Order”) to which the Company nor its Subsidiary is subject.

          (i) Employee Benefits.
               (i) All material benefit and compensation plans, Contracts, policies or arrangements covering current or former employees (the “Employees”), current consultants or current or former directors of the Company and its Subsidiary under which there is a continuing financial obligation of the Company, including “employee benefit plans” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974 (“ERISA”), and deferred compensation, stock option, stock purchase, stock appreciation right, stock based, incentive and bonus plans, severance, retention, change in control, employment or similar plans, programs, agreements or arrangements whether written or unwritten (the “Benefit Plans”), other than Benefit Plans that are maintained outside of the United States primarily for the benefit of Employees working outside of the United States (“Non-U.S. Benefit Plans”), are listed on Section 4.1(i)(i) of the Company Disclosure Schedule, and each Benefit Plan which has received a favorable opinion letter from the IRS has been separately identified. True and complete copies of (i) all Benefit Plans listed on Section 4.1(i)(i) of the Company Disclosure Schedule (or, in the case of any unwritten Benefit Plan, a written summary of the material provisions of such plan), (ii) the most recent report on Form 5500 filed with the Internal Revenue Service (“IRS”) with respect to each Benefit Plan in effect on the date hereof, to the extent any such report was required by applicable Law, (iii) the most recent summary plan description for each Benefit Plan for which a summary plan description is required by applicable Law and (iv) each currently effective trust agreement or other funding vehicle relating to any Benefit Plan have been provided or made available to Parent.
               (ii) To the knowledge of the executive officers of the Company, each Benefit Plan other than Non-U.S. Benefit Plans (collectively, “U.S. Benefit Plans”) is in substantial compliance with ERISA, the Code and other applicable Law. Each U.S. Benefit Plan which is subject to ERISA (an “ERISA Plan”) that is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA intended to be qualified under Section 401(a) of the Code, has received a favorable determination letter from the IRS or has applied to the IRS for such favorable determination letter under Section 401(b) of the Code, and the Company is not aware of any circumstances likely to result in the loss of the qualification of such ERISA Plan under Section 401(a) of the Code. To the knowledge of the executive officers of the Company, neither the Company nor its Subsidiary has engaged in a transaction with respect to any ERISA Plan that could subject the Company or its Subsidiary to a tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA in an amount that would be material.
               (iii) No U.S. Benefit Plan is a “multiemployer plan”, within the meaning of Section 4001(a)(3) of ERISA (a “Multiemployer Plan”), and neither the Company nor its Subsidiary has at any time sponsored or contributed to, or has or had any liability or obligation in respect of, any Multiemployer Plan.
               (iv) Neither the Company nor its Subsidiary currently maintains or has ever maintained a “single-employer plan”, within the meaning of Section 4001(a)(15) of ERISA. Neither the Company nor any other Person that, together with the Company, is treated as a single employer under Section 414(b), (c), (m) or (o) of the Code or any other applicable Law, has sponsored, maintained, contributed to or been obligated to sponsor, maintain or contribute to, or has any actual or contingent liability under, any benefit plan that is subject to Title IV of ERISA or Section 412 of the Code or is otherwise a defined benefit pension plan or is a plan described in Section 3(40) of ERISA or Section 413 of the Code.
               (v) No Benefit Plan that is an employee welfare benefit plan as defined under ERISA Section 3(1) provides benefits to, or on behalf of, any former Employee after the termination of employment except (A) where the full cost of such benefit is borne entirely by the former Employee (or his eligible dependents or beneficiaries) or (B) where the benefit is required by Section 4980B of the Code.
               (vi) No Employee has received or is reasonably expected to receive any payment or benefit from the Company that would be nondeductible pursuant to Section 162(m) of the Code or any other applicable Law.
               (vii) There is no material pending or, to the knowledge of the executive officers of the Company, threatened litigation relating to the Benefit Plans, other than routine claims for benefits.
               (viii) Except as set forth in Section 4.1(i)(viii) of the Company Disclosure Schedule, none of the execution of this Agreement, the adoption of this Agreement by the stockholders of the Company, if applicable, or the consummation of the transactions contemplated hereby will (A) entitle any Employee to severance pay or any material increase in severance pay upon any termination of employment after the date hereof, (B) accelerate the time of payment or vesting or result in any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or result in any other material obligation pursuant to, any of the Benefit Plans or (C) entitle any “disqualified individual” (as such term is defined in Treasury Regulation Section 1.280G-1) with respect to the Company, to receive any gross-up payment for any excise tax liability pursuant to Section 280G or Section 4999 of the Code.
               (ix) The Company does not have any Non-U.S. Benefit Plans.
          (j) Legal and Regulatory Compliance.
               (i) Since May 2, 2007, the business of the Company and its Subsidiary has not been, and is not currently being, conducted in violation of any federal, state, local or foreign law, statute or ordinance, common law, or any rule, regulation, standard, Order, agency requirement, license or permit of any Governmental Entity (collectively, “Laws”), except for violations that, individually or in the aggregate with other such violations, have not had, and would not reasonably be expected to have, a Company Material Adverse Effect. No investigation or review by any Governmental Entity with respect to the Company or its Subsidiary is pending or, to the knowledge of the executive officers of the Company, threatened, nor has any Governmental Entity indicated an intention to conduct the same, except for those the outcome of which, individually or in the aggregate with the outcome of other such matters, (x) has not had, and would not reasonably be expected to have, a Company

Material Adverse Effect, and (y) would not reasonably be expected to prevent, materially delay or materially impair the consummation of the Transactions.
               (ii) Each of the Company and its Subsidiary has all permits, licenses, certifications, approvals, registrations, consents, authorizations, franchises, variances, exemptions and orders issued or granted by any Governmental Entity (“Licenses”) necessary to conduct its business as presently conducted, including all such Licenses of the United States Food and Drug Administration (“FDA”) or any other applicable U.S. or foreign drug regulatory authority (collectively with the FDA, “Regulatory Authorities”) necessary to conduct its business as presently conducted (collectively, the “Regulatory Licenses”), except those Licenses the absence of which, individually or in the aggregate with other such absences, has not had, and would not reasonably be expected to have, a Company Material Adverse Effect, and would not reasonably be expected to prevent, materially delay or materially impair the consummation of the Transactions. All such Regulatory Licenses are valid and in full effect and there has not occurred any revocation or termination of any Regulatory License, or any material impairment of the rights of the Company or its Subsidiary under any Regulatory License, except for any such revocation, termination or impairment that, individually or in the aggregate with other such revocations, terminations and impairments, has not had, and would not reasonably be expected to have, a Company Material Adverse Effect. Each of the Company and its Subsidiary has operated in compliance in all material respects with applicable Laws administered or enforced by the FDA or any other Regulatory Authority, except where the failure so to comply, individually or in the aggregate with other such failures, has not had, and would not reasonably be expected to have, a Company Material Adverse Effect. As of the date of this Agreement, there are no, and have not been any, inspection observations, notices pursuant to 21 U.S.C. Section 305, warning letters, untitled letters or similar documents that assert a lack of compliance by the Company or its Subsidiary with any applicable Laws, Orders or regulatory requirements that have not been fully resolved to the satisfaction of the FDA or any other Regulatory Authority.
               (iii) Since October 1, 2008, all preclinical studies and clinical trials, and other studies and tests conducted by or, to the knowledge of the executive officers of the Company, on behalf of the Company or its Subsidiary have been, and if still pending are being, conducted in compliance with all applicable Laws (including those pertaining to Good Laboratory Practice and Good Clinical Practice contained in 21 C.F.R. Part 58 and Part 312 and all applicable requirements relating to protection of human subjects contained in 21 C.F.R. Parts 50, 54, and 56), except for noncompliances that, individually or in the aggregate with other such noncompliances, have not had, and would not reasonably be expected to have, a Company Material Adverse Effect. Since October 1, 2008, except for such exceptions that, individually or in the aggregate with other such exceptions, have not had, and would not reasonably be expected to have, a Company Material Adverse Effect, no clinical trial conducted by or, to the knowledge of the executive officers of Company, on behalf of the Company or its Subsidiary has been terminated or suspended prior to completion for safety or other non-business reasons, and neither the FDA nor any other applicable Regulatory Authority, clinical investigator that has participated or is participating in, or institutional review board that has or has had jurisdiction over, a clinical trial conducted by or, to the knowledge of the executive officers of Company, on behalf of the Company or its Subsidiary has commenced, or, to the knowledge of the executive officers of

Company, threatened to initiate, any action to place a clinical hold order on, or otherwise terminate, materially delay or suspend, any ongoing clinical investigation conducted by or, to the knowledge of the executive officers of Company, on behalf of the Company or its Subsidiary.
               (iv) Since October 1, 2008, neither the Company nor its Subsidiary nor, to the knowledge of the executive officers of the Company, any of their executive officers or Employees has been convicted of any crime or engaged in any conduct that in any such case has resulted, or would reasonably be expected to result, in debarment under 21 U.S.C. Section 335a or exclusion from participation in any Federal health care program pursuant to 42 U.S.C. Section 1320a-7.
               (v) The Company has made available to Parent complete and correct copies of each Investigational New Drug Application and each similar state or foreign regulatory filing made on behalf of the Company or its Subsidiary, including all related supplements, amendments and annual reports.
               (vi) All material applications, reports, documents, claims, permits and notices required to be filed, maintained or furnished to the FDA or any other Regulatory Authority by the Company or its Subsidiary, including with respect to its Company Pharmaceutical Products, have been so filed, maintained or furnished. All such applications, reports, documents, claims, permits and notices: (i) have been made available to Parent; and (ii) were complete and accurate in all material respects on the date filed (or were corrected in or supplemented by a subsequent filing). Neither the Company nor its Subsidiary, nor, to the knowledge of the executive officers of the Company, any officer, employee or agent or distributor of the Company or its Subsidiary, has made an untrue statement of a material fact or a fraudulent statement to the FDA or any other Regulatory Authority, failed to disclose a material fact required to be disclosed to the FDA or any other Regulatory Authority, or committed an act, made a statement, or failed to make a statement that, at the time such disclosure was made, would reasonably be expected to provide a basis for the FDA or any other Regulatory Authority to invoke its policy respecting “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities”, set forth in 56 Fed. Reg. 46191 (September 10, 1991) or any similar policy. As used in this Agreement, the term “Company Pharmaceutical Product” shall mean RG 7128, PSI-7977, PSI-938 and PSI-661.
               (vii) To the knowledge of the executive officers of Company, all manufacturing operations conducted for the benefit of the Company with respect to any Company Pharmaceutical Product being used in human clinical trials have been and are being conducted in accordance, in all material respects, with GMP Regulations. As used in this Agreement, the term “GMP Regulations” means the applicable laws and regulations, as may be amended from time to time, for current Good Manufacturing Practice, which have been promulgated by (i) the FDA under the United States Federal Food, Drug and Cosmetic Act, 21 C.F.R. §210 et seq., (ii) the European Medicines Agency or under the European Union guide to Good Manufacturing Practice for medical products and (iii) any other applicable Governmental Entity in each jurisdiction where the Company, or a third party acting on its behalf, is undertaking or has undertaken a clinical trial or any manufacturing activities as of or prior to the Effective Time.

          (k) Material Contracts.
               (i) Except for this Agreement, any Benefit Plans, any Contracts filed as exhibits to the Company Reports, and any Company Leases, as of the date hereof, neither the Company nor its Subsidiary is a party to any Contract (or group of related Contracts with the same party or an Affiliate of such party):
               (A) that would be required to be filed by the Company as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act;
               (B) that purports to limit or otherwise restrict in any material respect the ability of the Company or its Subsidiary to compete in any business or geographic or therapeutic area (or that, following the Offer or the Merger, would by its terms apply such limits or other restrictions to Parent or its Subsidiaries);
               (C) (x) containing any standstill, or similar agreement pursuant to which the Company or its Subsidiary has agreed not to acquire assets or securities of another Person, (y) containing a put, call, right of first refusal or similar right pursuant to which the Company or its Subsidiary could be required to purchase or sell, or otherwise acquire or transfer, as applicable, any equity interests of any Person or assets that have a fair market value or purchase price of more than $300,000 or (z) relating to the acquisition or disposition of any business or any material assets other than in the ordinary course of business consistent with past practice (whether by merger, sale of stock or assets or otherwise);
               (D) that would prevent, materially delay or materially impede the Company’s ability to consummate the Offer, the Merger or the other Transactions;
               (E) that is between the Company or its Subsidiary and any of their respective directors or officers or any Person beneficially owning five percent (5%) or more of the outstanding Shares;
               (F) that involves the payment or receipt by the Company or its Subsidiary of royalties or other amounts of more than $300,000 in the aggregate calculated based on the revenues or income of the Company;
               (G) (x) for the furnishing of services or the sale of products which involves, or would reasonably be expected in the future to involve, consideration in excess of $300,000 in any twelve (12) month period, (y) for the receipt of services by a third party or for the purchase of raw materials, commodities, supplies, products, or other personal property, which involves payment by the Company of consideration in excess of $300,000 in any twelve (12) month period or which would reasonably be expected to involve payment by the Company of consideration in excess of $300,000 in any future twelve (12) month period during the term of such agreement or (z) that provides for future payment obligations by the Company of either $300,000 or more related to clinical trials of Company Pharmaceutical Products;

               (H) under which any the Company is a lessee of, or holds or uses, any equipment, machinery, vehicle or other tangible personal property owned by a third Person which requires future annual payments in excess of $300,000;
               (I) pursuant to which the Company has entered into a partnership, joint venture, collaboration or other similar arrangement with any Person other than the Subsidiary;
               (J) for capital expenditures or the acquisition or construction of fixed assets which requires aggregate future payments in excess of $300,000;
               (K) entered into other than in the ordinary course of business pursuant to which the Company agrees not to make use of any material right in any Intellectual Property owned by the Company;
               (L) pursuant to which the Company has outstanding indebtedness, or provides a guarantee in a principal amount in excess of $300,000;
               (M) which requires future payments by the Company in excess of $300,000 per annum containing “change of control” or similar provisions; or
               (N) pursuant to which the Company or any other party thereto has material continuing obligations, rights or interests relating to the distribution, supply, manufacture, marketing or co-promotion of, or collaboration with respect to any Company Pharmaceutical Product.
          Each such Contract described in clauses (A) through (N) above (and those Contracts that would be Material Contracts but for the exception of being filed as exhibits to the Company Reports), but in any event excluding Benefit Plans and Company Leases, are referred to herein as a “Material Contract.”
               (ii) Each of the Material Contracts is valid and binding on the Company or its Subsidiary and, to the knowledge of the executive officers of the Company, each other party thereto and is in full force and effect, except for such failures to be valid and binding or to be in full force and effect that, individually or in the aggregate with other such failures, has not had, and would not reasonably be expected to have, a Company Material Adverse Effect. None of the Company, its Subsidiary or, to the knowledge of the executive officers of the Company, any other party, is in default under any Material Contract, in each case except for such defaults that, individually or in the aggregate with other such defaults, have not had, and would not reasonably be expected to have, a Company Material Adverse Effect.
          (l) Properties.
               (i) Neither the Company nor its Subsidiary owns any real property.
               (ii) Section 4.1(l)(ii) of the Company Disclosure Schedule sets forth a list of all of the leases and subleases pursuant to which the Company or its Subsidiary holds a leasehold or a subleasehold estate in real property (the “Company Leases”).

The Company has delivered or made available to Parent true, correct and complete copies of the Company Leases, including all amendments, supplements and modifications thereto. With respect to the real property leased to the Company or its Subsidiary (the “Leased Real Property”), each Company Lease for such property is valid, legally binding, enforceable and in full force and effect, and neither the Company nor its Subsidiary is in breach of or default under any such Company Lease, and no event has occurred that, with notice, lapse of time or both, would constitute a breach or default by the Company or its Subsidiary, permit termination, modification or acceleration by any third party thereunder, or prevent, materially delay or materially impair the consummation of the Transactions except, in each case, for such invalidity, failure to be binding, unenforceability, ineffectiveness, breaches, defaults, terminations, modifications, accelerations or repudiations that, individually or in the aggregate with other such matters, have not had, and would not reasonably be expected to have, a Company Material Adverse Effect.
          (m) Environmental Matters. Except for such exceptions that, individually or in the aggregate with other such exceptions, have not had, and would not reasonably be expected to have, a Company Material Adverse Effect: (i) the Company and its Subsidiary are in compliance with and have complied at all times with all applicable Environmental Laws, which compliance includes obtaining, maintaining and complying with the terms of any consents, registrations, approvals, permits or authorizations required to be obtained from any Governmental Entity under any Environmental Laws; (ii) to the knowledge of the executive officers of the Company, no property (including soils, groundwater, surface water, buildings or other structures) currently owned, leased or operated by the Company or its Subsidiary is contaminated with any Hazardous Substance requiring reporting or remediation by, or as could reasonably be expected to result in liability to, the Company or its Subsidiary; (iii) no property formerly owned, leased or operated by the Company or its Subsidiary has been contaminated with any Hazardous Substance from any Company or Subsidiary operations or activities during or prior to such period of ownership, lease or operation requiring reporting or remediation by, or as could reasonably be expected to result in liability to, the Company or its Subsidiary; (iv) neither the Company nor its Subsidiary has incurred any liability, or been alleged to be liable, for any Hazardous Substance disposal or contamination on any third-party property, including any sites to which the Company or its Subsidiary have or may have sent Hazardous Substances, now or in the past; (v) neither the Company nor its Subsidiary has released any Hazardous Substance other than in compliance with Environmental Laws; (vi) neither the Company nor its Subsidiary is subject to any Order or any indemnity or other agreement with any third party relating to liability under any Environmental Law or relating to Hazardous Substances; (vii) to the knowledge of the executive officers of the Company there are no other circumstances or conditions involving the Company or its Subsidiary that would reasonably be expected to result in any claim, liability or investigation pursuant to any Environmental Law; (viii) neither the Company nor its Subsidiary has received any written or, to the knowledge of the executive officers of the Company oral, notice, demand, letter, claim or request for information alleging that the Company or its Subsidiary is or was in material violation of, or has or had material liability under, any Environmental Law; and (ix) the Company has delivered to Parent copies of all environmental reports, studies, assessments, sampling data and other environmental reviews in its possession as of the date of this Agreement relating to the Company or its Subsidiary or their respective current and former properties or operations.

As used herein, (A) the term “Environmental Law”) means any Law concerning (i) pollution or the protection, investigation or restoration of the environment, health and safety as it relates to Hazardous Material exposure, or natural resources, (ii) the handling, manufacture, processing, distribution, treatment, generation, storage, containment, transportation, use, presence, disposal, emissions, discharges, release or threatened release of, or exposure to, any Hazardous Substance, (iii) noise, odor, air, employee exposure, surface water, groundwater, land, wetlands, pollution, contamination or any injury or threat of injury to persons or property relating to any Hazardous Substance, or (iv) endangered or threatened species of fish, wildlife and plants, or the mitigation of adverse environmental effects on environment, and (B) the term “Hazardous Substance” means any chemical, pollutant, contaminant, waste, material or substance that is: (i) listed, classified or regulated pursuant to any Environmental Law; (ii) any petroleum product, derivative or by-product, asbestos or asbestos-containing material, lead or lead-containing paint or plumbing or other material, polychlorinated biphenyls, radioactive material or radon, fungus, mold or mycotoxins; or (iii) any other substance which is regulated due to an adverse effect on human health or the environment or is anticipated to be the subject of regulatory action by any Government Entity in connection with any Environmental Law.
          (n) Taxes. The Company and its Subsidiary (i) have prepared or will prepare in good faith and have duly and timely filed or will duly and timely file (taking into account any extension of time within which to file) all income Tax Returns and other material Tax Returns required to be filed by, with respect to, or on behalf of either of them with any Taxing Authority at or prior to the Effective Time, and all such Tax Returns are or will be when filed true, correct and complete in all material respects; (ii) have timely paid or will timely pay all material Taxes, whether or not shown on any Tax Return, that are required to be paid by either of them at or prior to the Effective Time except with respect to matters contested in good faith; (iii) have timely withheld and paid over to the proper Taxing Authorities all material Taxes required to have been withheld and paid by either of them in connection with amounts paid or owing to any employee, creditor or other third party in compliance with all applicable Tax Laws, except with respect to matters contested in good faith by appropriate proceedings for which adequate reserves have been established in accordance with GAAP; (iv) have not waived any statute of limitations with respect to any material Taxes, agreed to any extension of time with respect to the assessment or collection of a material Tax; and (v) have not entered into a closing agreement or other similar agreement with a Taxing Authority relating to material Taxes of the Company or its Subsidiary with respect to a taxable period for which the statute of limitations is still open. There are not pending or, to the knowledge of the executive officers of the Company, threatened in writing, against the Company or its Subsidiary any audits, examinations, investigations or other proceedings in respect of Taxes or Tax matters. All deficiencies asserted in writing or assessments made in writing for material amounts of Taxes with respect to the Company or its Subsidiary have been fully paid, and neither the Company nor its Subsidiary has received written notice that any material assessments, audits, claims, suits, proceedings relating to Taxes of the Company or its Subsidiary are in progress, or pending. Neither the Company nor its Subsidiary (x) has constituted either a “distributing corporation” or a “controlled corporation” within the meaning of Section 355(a)(1)(A) of the Code within the last two (2) years; (y) has participated in a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2) (or similar provision of state, local or foreign law); or (z) is required to include in income any material adjustment pursuant to Section 481(a) of the Code or any similar state, local, or foreign

Tax Law by reason of a change in accounting method. The Company has provided to Parent true and complete copies of all income Tax Returns and other material Tax Returns of the Company and its Subsidiary filed for tax years that are still open. The net operating loss and credit carryovers, if any, available to the Company as of September 30, 2011 are set forth in Section 4.1(n) of the Company Disclosure Schedule. To the knowledge of the executive officers of the Company as of November 7, 2011, during the period between June 8, 2004 and September 30, 2011 there was no “change in control” of the Company within the meaning of Section 382 of the Code. There are no agreements relating to allocating or sharing of Taxes to which the Company or its Subsidiary is a party except for any such agreements between the Company and the Subsidiary. Neither the Company nor its Subsidiary is liable for Taxes of any other Person, or is currently under any contractual obligation to indemnify any Person with respect to any amounts of such Person’s Taxes or is a party to or bound by any Contract providing for payments by the Company or its Subsidiary with respect to any amount of Taxes of any other Person except for agreements entered into in the ordinary course of business.
As used in this Agreement, (x) the term “Tax” (including, with correlative meaning, the term “Taxes”) shall mean any and all taxes imposed, assessed, or collected by or under the authority of any Taxing Authority, including income, profits, franchise, gross receipts, capital gains, environmental, customs duty, capital stock, severances, stamp, payroll, sales, employment, unemployment, disability, use, property, withholding, excise, production, value added, occupancy, gains, alternative minimum, estimated, social security, welfare, license, ad valorem, transfer, workers’ compensation, windfall and net worth taxes, and other taxes, duties, fees, levies, customs, tariffs, imposts, obligations, charges and assessments of the same or a similar nature, together with all interest, penalties and additions imposed with respect to such amounts and any interest in respect of such penalties and additions; (y) the term “Tax Return” shall mean any and all returns, statements, certificates, bills, documents, claims for refund and reports (including elections, declarations, disclosures, schedules, estimates and information returns) supplied to or required to be supplied to a Taxing Authority relating to Taxes, and any and all attachments, amendments and supplements thereto; and (z) the term “Taxing Authority” means any and all U.S. federal, state, local and non-U.S. governments, agencies, and political subdivisions of any such government having jurisdiction over the assessment, determination, collection, imposition or administration of any Tax.
          (o) Labor Matters. Neither the Company nor its Subsidiary is a party to or otherwise bound by any collective bargaining agreement or other Contract with a labor union or similar labor organization. No employees of the Company or its Subsidiary are represented by any labor union or organization with respect to their employment with the Company or its Subsidiary. Neither the Company nor its Subsidiary is the subject of any proceeding that is pending, or, to the knowledge of the executive officers of the Company, threatened asserting that the Company or its Subsidiary has committed an unfair labor practice or seeking to compel it to bargain with any labor union or labor organization. There is no labor strike, dispute, slowdown, stoppage or lockout involving the Company or its Subsidiary pending, or to the knowledge of the executive officers of the Company, threatened against the Company or its Subsidiary. Neither the Company nor its Subsidiary is or has been required to maintain an affirmative action plan. To the knowledge of the executive officers of Company, no employee of the Company or its Subsidiary is in any material respect in violation of any term of any employment agreement, nondisclosure agreement, common law nondisclosure obligation, fiduciary duty, noncompetition agreement, assignment of invention covenant, restrictive covenant or other obligation to (i) the Company or its Subsidiary or (ii) a former employer of any such employee relating (A) to the right of any such employee to be employed by the Company or its Subsidiary or (B) to the knowledge or use of trade secrets or proprietary information. All current and former officers and employees of the Company who are or have been involved in the creation or development of Company Intellectual Property material to the manufacture, use, sale, offer for sale or importation of any Company Pharmaceutical Products have executed and delivered to the Company an agreement providing for the protection of proprietary information and the assignment to the Company of such Intellectual Property. All current and former consultants and independent contractors to the Company who are or have been involved in the creation or development of Company Intellectual Property material to the manufacture, use, sale, offer for sale or importation of any Company Pharmaceutical Products have executed and delivered to the Company an agreement providing for the protection of proprietary information and the assignment to the Company of such Intellectual Property. As of the date of this Agreement, to the knowledge of the executive officers of the Company, there is no current employee of the Company or its Subsidiary above the level of Vice President, with an annual salary in excess of $200,000, or who is a member of the clinical development team who intends to terminate his or her employment.
          (p) Intellectual Property.
               (i) Section 4.1(p)(i)(A) of the Company Disclosure Schedule lists all (x) Patents relating to any Company Pharmaceutical Products that are owned solely by the Company or its Subsidiary and (y) Trademarks that are the subject of a registration or a pending application for registration and material unregistered Trademarks, in each case, owned by the Company or its Subsidiary. The Company is the sole and exclusive beneficial and, with respect to applications and registrations, record owner of all of the Intellectual Property items set forth in Section 4.1(p)(i)(A) of the Company Disclosure Schedule, and all such Intellectual Property is, to the knowledge of the executive officers of the Company, valid, subsisting and enforceable, and is not subject to any outstanding order, judgment or decree adversely affecting the Company’s or its Subsidiary’s use thereof or rights thereto, except, in each case, for such exceptions that, individually or in the aggregate with other such exceptions, have not had, and are not reasonably expected to have, a Company Material Adverse Effect. Section 4.1(p)(i)(B) of the Company Disclosure Schedule lists all Patents relating to any Company Pharmaceutical Products that are jointly owned by the Company or its Subsidiary.
               (ii) The Company or its Subsidiary owns, or has a valid right to use all Intellectual Property used in or necessary to conduct, the Company’s or its Subsidiary’s business (“Company Intellectual Property”), except for such failures to own or have a valid right to use that, individually or in the aggregate with other failures, have not had, and are not reasonably expected to have, a Company Material Adverse Effect. Since November 1, 2005 to the knowledge of the executive officers of the Company, (A) neither the Company nor its Subsidiary has infringed, misappropriated, or otherwise violated the Intellectual Property of any third party, and there has been no claim asserted or threatened in a writing directed to the Company (including in the form of written offers or invitations to obtain a patent license) that the Company or its Subsidiary is infringing, misappropriating, or otherwise violating the Intellectual Property of any third party; and (B) no Person is infringing, misappropriating, or otherwise violating the Intellectual Property owned by or exclusively licensed to the Company or its Subsidiary, except, in each case, for such exceptions that, individually or in the aggregate with other such exceptions, have not had, and are not reasonably expected to have, a Company Material Adverse Effect.
               (iii) Section 4.1(p)(iii) of the Company Disclosure Schedule lists all (x) material IP Contracts pursuant to which the Company Pharmaceutical Products, or any Company Intellectual Property covering the Company Pharmaceutical Products, are developed or licensed, (y) IP Contracts pursuant to which preclinical toxicity studies or formulation development are performed with respect to the Key Product and PSI-938, and (z) CRO agreements with respect to the Key Product. Each of the material IP Contracts and the agreements described in the foregoing clauses (y) and (z) is valid and binding on the Company or its Subsidiary and, to the knowledge of the executive officers of the Company, each other party thereto, and is in full force and effect, except for such failures to be valid and binding or failures to be in full force and effect that, individually or in the aggregate with other such failures, have not had, and are not reasonably expected to have, a Company Material Adverse Effect.
               (iv) No Company Intellectual Property owned or exclusively licensed by the Company or its Subsidiary is subject to any outstanding injunction, judgment, order, decree, ruling, charge, settlement, or other disposition of a dispute.
               (v) The Company and its Subsidiary have taken commercially reasonable measures to protect the confidentiality of material Trade Secrets that are owned by the Company or its Subsidiary and such Trade Secrets have not been disclosed by the Company or its Subsidiary to any Person except pursuant to written non-disclosure agreements, except for any disclosures that, individually or in the aggregate with other such disclosures, have not had, and are not reasonably expected to have, a Company Material Adverse Effect.
               (vi) The consummation of the Transactions will not result in the loss or impairment of or payment of any additional amounts with respect to, nor require the consent of any other Person in respect of, the Company’s or its Subsidiary’s right to own or use any of the material Company Intellectual Property owned by the Company or its Subsidiary.
               (vii) The Company has not received any written notice from any third party challenging or threatening to challenge the right, title or interest of the Company in, to or under the Company Intellectual Property, or the validity, enforceability or claim construction, as applicable, of any material Company Intellectual Property.
               (viii) There is no IP Contract under which the Company or its Subsidiary has granted a license under Company Intellectual Property to any Person to commercialize any Company Pharmaceutical Product.
               (ix) As of the date of this Agreement, the Company’s President and Chief Executive Officer and Vice President, Senior Counsel and Secretary believe in good faith that the Company has made available to Parent through the Company’s data site relating to the Transactions and/or through oral or telephonic presentations all material information in the

Company’s possession relating to the matter described in Section 4.1(p)(ix) of the Company Disclosure Schedule, other than information and documents as to which the Company (x) is entitled to assert a legal privilege (including attorney-client privilege), (y) is entitled to claim work product immunity or (z) owes a duty of confidentiality to a third party.
               (x) For purposes of this Agreement, the following terms have the following meanings:
          “Intellectual Property” means all registered and unregistered intellectual property and industrial property rights of any kind or nature throughout the world, including all U.S. and foreign (A) trademarks, service marks, corporate names, trade names, Internet domain names, logos, slogans, trade dress, and other indicia of source or origin, any applications and registrations for the foregoing and the renewals thereof, and all goodwill associated therewith and symbolized thereby (collectively, “Trademarks”); (B) patents (including utility and design patents and utility models), and patent applications, including any divisionals, revisions, supplementary protection certificates, continuations, continuations-in-part, reissues, re-examinations, substitutions, extensions and renewals thereof (collectively, “Patents”), and inventions; (C) trade secrets, know-how, and any other proprietary confidential information, including processes, formulae, models and methodologies (collectively, “Trade Secrets”); (D) copyrights and copyrightable subject matter, including all published and unpublished works of authorship and the registrations and applications, and renewals, extensions, restorations and reversions thereof; (E) rights in computer programs (whether in source code, object code, or other form), algorithms, databases, compilations and data, technology supporting the foregoing, and all documentation, including user manuals and training materials, related to any of the foregoing; and (F) all rights in the foregoing and in other similar intangible assets.
          “IP Contracts” means (i) all Contracts in force as of the date hereof, the primary subject of which is the licensing, of Intellectual Property, under which the Company or its Subsidiary has obtained or granted any express license or other right to use, or which by their terms expressly restrict the Company’s or its Subsidiary’s right to use any Company Intellectual Property, other than (A) Contracts involving Intellectual Property that is generally available on a commercial basis from third parties, and (B) Contracts providing for the license of software that is generally available on a commercial basis, and (ii) all Contracts in force as of the date hereof, the primary subject of which is the assignment or other conveyance of Intellectual Property, under which the Company or its Subsidiary has obtained or granted any ownership right in any Company Intellectual Property, other than Contracts entered into in the ordinary course of business, such as Contracts with employees, material transfer agreements, and CRO agreements.
          (q) Insurance. Except as, individually or in the aggregate with other similar exceptions, has not had, or would not reasonably be expected to have, a Company Material Adverse Effect, all insurance policies maintained by the Company and its Subsidiary are in full force and effect, all premiums due and payable thereon have been paid, and the Company and its

Subsidiary are otherwise in compliance with the terms and conditions of such policies. Section 4.1(q) of the Company Disclosure Schedule (i) lists all material insurance policies maintained by or on behalf of the Company and its Subsidiary as of the date hereof and (ii) includes a description of any self-insurance arrangements in effect as of the date hereof with respect to the Company and its Subsidiary. Neither the Company nor its Subsidiary has received any notice of cancellation, termination or non-renewal of any such policy or arrangement or any notice of material adjustment in the amount of the premiums payable with respect to any such policy, and there is no material claim pending under any of such policies or arrangements as to which coverage has been questioned, denied or disputed by the underwriters of such policies or arrangements.
          (r) Rights Agreement. As of the date hereof, neither the Company nor its Subsidiary is a party to any stockholder rights agreement, rights plan, “poison pill” or other similar agreement or plan.
          (s) Brokers and Finders. Except for Morgan Stanley & Co. LLC, there is no investment banker, broker or finder that has been retained by or is authorized to act on behalf of Company who would be entitled to any fee or commission in connection with the Offer, the Merger or the other Transactions.
          (t) Key Product Event. Since the date of this Agreement, there has not occurred any Key Product Event. As used in this Agreement, “Key Product Event” means any Serious Adverse Event (an “SAE”) that (i) is determined by an independent safety review committee overseeing the safety of the relevant clinical study to be directly related to the Key Product (not predominantly related to any compound with which the Key Product is co-administered) and to have (a) resulted in death, (b) been life-threatening, (c) required inpatient hospitalization or a significant prolongation of existing hospitalization, (d) resulted in persistent or significant disability or incapacity, (e) resulted in a congenital anomaly or birth defect, or (f) required significant intervention to prevent permanent impairment or damage; and (ii) (x) results in the FDA’s placing a clinical hold on the development program of the Key Product or (y) is likely to result in a significant delay to the development timeline of the Key Product as of the date of this Agreement. As used in this Agreement, “Key Product” means the Company’s uracil nucleotide analog polymerase inhibitor referred to as PSI-7977.
          (u) No Other Representations or Warranties. The Company acknowledges and agrees that the only representations, warranties, covenants and agreements made by Parent, Merger Sub or any of their Affiliates or representatives are the representations, warranties, covenants and agreements made in this Agreement. The Company acknowledges and agrees that none of Parent, Merger Sub or any of their representatives has made any representation or warranty, whether express or implied, as to the accuracy or completeness of any information regarding Parent or Merger Sub or their respective Affiliates furnished or made available to the Company and its representatives except as expressly set forth in this Agreement, and none of Parent, Merger Sub or any other Person shall be subject to any liability to the Company or any other Person resulting from Parent’s or Merger Sub’s making available to the Company or the Company’s use of such information, or any information, documents or material made available to the Company in any due diligence materials provided to the Company.

          4.2 Representations and Warranties of Parent and Merger Sub. Except as set forth in (i) the forms, statements, certifications, reports and documents filed with or furnished to the SEC since October 1, 2008 by Parent pursuant to the Exchange Act or the Securities Act (excluding, in each case, any disclosures set forth in any risk factor section or in any other section to the extent they are forward-looking statements or cautionary, predictive or forward-looking in nature); provided, however, that the exception provided for in this clause (i) shall be applied with respect to a particular representation or warranty only to the extent that it is reasonably apparent on the face of such disclosure that such disclosure is applicable to such representation or warranty or (ii) the disclosure schedule delivered to the Company by Parent prior to entering into this Agreement (the “Parent Disclosure Schedule”) (with each exception set forth in the Parent Disclosure Schedule being identified by reference to, or grouped under a heading referring to, a specific individual section or subsection of this Agreement and relating only to such section or subsection; provided, however, that a matter disclosed with respect to one representation or warranty shall also be deemed to be disclosed with respect to each other representation or warranty to which the matter disclosed reasonably relates, but only to the extent that such relationship is reasonably apparent on the face of the disclosure contained in the Parent Disclosure Schedule), Parent and Merger Sub each hereby represent and warrant to the Company that:
          (a) Organization, Good Standing and Qualification. Each of Parent and Merger Sub is a legal entity duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization and has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so organized, qualified or in good standing, or to have such power or authority, would not individually or in the aggregate with other such failures, reasonably be expected to prevent or, materially impede, interfere with, hinder or delay the ability of Parent and Merger Sub to commence the Offer or to consummate the Offer, the Merger or the other Transactions contemplated by this Agreement, in each case in a timely manner (a “Parent Material Adverse Effect”). Parent has made available to the Company a complete and correct copy of the certificate of incorporation and bylaws of Parent and Merger Sub, each as amended as of the date hereof, and each as so delivered is in full force and effect.
          (b) Corporate Authority. The board of directors of each of Parent and Merger Sub has approved this Agreement and the Offer, the Merger and the other Transactions, and no vote of holders of capital stock of Parent is necessary to approve this Agreement or the Offer, the Merger and the other Transactions. Each of Parent and Merger Sub has all requisite corporate power and authority and has taken all corporate action necessary in order to execute, deliver and perform its obligations under this Agreement and to consummate the Transactions, except for the adoption of this Agreement by Parent in its capacity as the sole stockholder of Merger Sub (which Parent covenants to effect immediately following the execution of this Agreement). This Agreement has been duly executed and delivered by each of Parent and Merger Sub and, assuming this Agreement constitutes the valid and binding agreement of the Company, constitutes a valid and binding agreement of Parent and Merger Sub enforceable against each of Parent and Merger Sub in accordance with its terms, subject to the Bankruptcy and Equity Exception.
          (c) Governmental Filings; No Violations.
               (i) Other than (A) the filing of the Delaware Certificate of Merger, (B) compliance with applicable requirements of the HSR Act or any other applicable antitrust or competition Law, (C) compliance with the applicable requirements of the Exchange Act and (D) compliance with the rules and regulations of NASDAQ or FINRA, no notices, reports or other filings are required to be made by Parent or Merger Sub with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by Parent or Merger Sub from, any Governmental Entity in connection with the execution, delivery and performance of this Agreement by Parent and Merger Sub, and the consummation of the Offer, the Merger and the other Transactions, except those that the failure to make or obtain, individually or in the aggregate with other such failures, has not had, and would not reasonably be expected to have, a Parent Material Adverse Effect.
               (ii) The execution, delivery and performance of this Agreement by Parent and Merger Sub do not, and the consummation of the Offer, the Merger and the other Transactions will not, constitute or result in (A) a breach or violation of, or a default under, the certificate of incorporation or bylaws of Parent or Merger Sub or the comparable governing instruments of any of Parent’s Subsidiaries or (B) with or without notice, lapse of time or both, a breach or violation of, a termination (or right of termination) or a default under, the creation or acceleration of any obligations under, or the creation of a Lien on any of the assets of Parent or any of its Subsidiaries pursuant to, any Contracts to which Parent or any of its Subsidiaries is a party, (C) assuming compliance with the matters referred to in Section 4.2(c)(i), a violation of any Law to which Parent or any of its Subsidiaries is subject, or (D) any change in the rights or obligations of any party under any Contract to which Parent or any of its Subsidiaries is a party, except, in the case of clauses (B) or (D) above, for any such breach, violation, termination, default, creation or acceleration that, individually or in the aggregate with other such matters, has not had, and would not reasonably be expected to have, a Parent Material Adverse Effect.
          (d) Legal Proceedings. As of the date of this Agreement, there are no Proceedings pending or, to the knowledge of the executive officers of Parent, threatened against Parent or Merger Sub that seek to enjoin, or would reasonably be expected to have the effect of preventing, making illegal, or otherwise interfering with, any of the Transactions, except for those that, individually or in the aggregate with other such Proceedings, have not had, and would not reasonably be expected to have, a Parent Material Adverse Effect.
          (e) Information Supplied. None of the information supplied or to be supplied by Parent or Merger Sub for inclusion or incorporation by reference in (i) the Offer Documents or the Schedule 14D-9 will, at the time such document is filed with the SEC, at any time it is amended or supplemented or at the time it is first published, sent or given to the Company’s stockholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, or (ii) if required to be filed, the Proxy Statement will, at the date it is first mailed to the Company’s stockholders or at the time of the Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Offer Documents will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder, except that no representation or warranty is made by Parent or Merger Sub with respect to statements made or incorporated by reference in the Offer Documents based on information derived from the Company’s public SEC filings or supplied by the Company for inclusion or incorporation by reference therein.
          (f) Financing. Parent has delivered to the Company a true, complete and correct copy of two executed commitment letters, each dated as of November 21, 2011, among Parent and Bank of America, N.A., Merrill Lynch, Pierce, Fenner & Smith Incorporated and Barclays Bank PLC (together, the “Lead Commitment Parties” and, together with any person who executes a joinder to such commitment letters or who otherwise commits to provide any portion of the Financing (as defined below), “Commitment Parties” and, together with their respective shareholders, partners, members, affiliates, directors, officers, employees and agents, the “Financing Sources”), which are attached hereto as Annex D (the “Financing Commitments”), pursuant to which the lenders party thereto severally have committed, on the terms and subject to the conditions set forth therein, to lend the amounts set forth therein for the purposes of financing the Transactions (the “Financing”). The Financing Commitments have not been amended or modified prior to the date hereof, and, as of the date hereof, the respective commitments contained in the Financing Commitments have not been withdrawn or rescinded in any respect. Except for a fee letter and an agency fee letter relating to fees and related arrangements with respect to the Financing (true, complete and correct copies of which has been provided to the Company, with only fee amounts and certain economic terms of the market flex redacted), as of the date hereof there are no side letters or other Contracts or arrangements altering the terms or conditions of the funding of the Financing other than as expressly set forth in the Financing Commitments delivered to the Company prior to the date hereof. Parent has fully paid any and all commitment fees or other fees in connection with the Financing Commitments that are due and payable on or prior to the date hereof, and, as of the date hereof, the Financing Commitments are in full force and effect and are the legal, valid, binding and enforceable obligations of Parent and Merger Sub, as the case may be, in each case subject to the Bankruptcy and Equity Exception and any legal limitations on the enforceability of provisions requiring indemnification against liabilities under securities laws in connection with any offering, sale or issuance of securities, and, to the knowledge of the executive officers of Parent, each of the other parties thereto. There are no conditions precedent or other contingencies related to the funding of the full amount of the Financing, other than as expressly set forth in the Financing Commitments. Assuming the accuracy of the representations and warranties set forth in Section 4.1 in all material respects (except to the extent already qualified as to Company Material Adverse Effect), as of the date hereof, no event has occurred that, with or without notice, lapse of time or both, has constituted or would reasonably be expected to constitute a default or breach under any of the Financing Commitments by Parent or Merger Sub or, to the knowledge of the executive officers of Parent, any other party thereto. Assuming the accuracy of the representations and warranties set forth in Section 4.1 in all material respects (except to the extent already qualified as to Company Material Adverse Effect) and assuming compliance by the Company with its obligations herein in all material respects, Parent and Merger Sub will have available to them at and immediately prior to the Acceptance Time cash in an aggregate amount sufficient to pay the aggregate Offer Price, assuming all issued and outstanding Shares are tendered in the Offer and not withdrawn. Parent and Merger Sub will have available at and immediately prior to the Effective Time cash in an aggregate amount sufficient to pay the Per Share Merger Consideration. Parent and Merger Sub will have at and after the Closing funds sufficient to pay any and all fees and expenses required to be paid by Parent, Merger Sub and the Surviving Corporation in connection with the Transactions and the Financing.
          (g) Capitalization of Merger Sub. The authorized capital stock of Merger Sub consists solely of 100 shares of common stock, par value $0.001 per share, all of which are validly issued and outstanding. All of the issued and outstanding capital stock of Merger Sub is, and at the Acceptance Time and at the Effective Time will be, owned by Parent or a direct or indirect wholly-owned Subsidiary of Parent. Merger Sub has outstanding no option, warrant, right, or any other agreement pursuant to which any Person other than Parent may acquire any equity security of Merger Sub. Merger Sub was formed solely for the purpose of engaging in the Transactions and has not engaged in any business other than those incidental to its formation and pursuant to this Agreement, the Offer and the Merger and the other Transactions.
          (h) No Interested Stockholder. None of Parent, Merger Sub or any of their “affiliates” or “associates” is, or has been within the last three (3) years, an “interested stockholder” of the Company, in each case as those terms are defined in Section 203 of the DGCL. Within the last three (3) years, none of Parent, Merger Sub or any of their Affiliates has beneficially owned, directly or indirectly, any Shares.
          (i) Brokers and Finders. Except for Merrill Lynch, Pierce, Fenner & Smith Incorporated and Barclays Capital Inc., there is no investment banker, broker or finder that has been retained by or is authorized to act on behalf of Parent or Merger Sub or any of their respective Subsidiaries who would be entitled to any fee or commission in connection with the Offer, the Merger or the other Transactions.
          (j) No Other Representations or Warranties. Parent and Merger Sub each acknowledges and agrees that the only representations, warranties, covenants and agreements made by the Company or any of its Affiliates or representatives are the representations, warranties, covenants and agreements made in this Agreement. Parent and Merger Sub each acknowledges and agrees that none of the Company, its Subsidiary or any of their representatives has made any representation or warranty, whether express or implied, as to the accuracy or completeness of any information regarding the Company or its Affiliates furnished or made available to Parent or Merger Sub and its representatives except as expressly set forth in this Agreement, and none of the Company, its Subsidiary or any other Person shall be subject to any liability to Parent or Merger Sub or any other Person resulting from the Company’s making available to Parent or Merger Sub or Parent’s or Merger Sub’s use of such information, or any information, documents or material made available to Parent or Merger Sub in any due diligence materials provided to Parent or Merger Sub, including in the “data room,” management presentations (formal or informal) or in any other form in connection with the Transactions. Without limiting the foregoing, the Company makes no representation or warranty to Parent or

Merger Sub with respect to any financial or operating projections or forecasts relating to the Company.
ARTICLE V
COVENANTS
          5.1 Interim Operations.
          (a) From the date hereof until the Acceptance Time, except (A) as may be required by applicable Law, (B) with the prior written consent of Parent (which consent shall not unreasonably be withheld, conditioned or delayed), (C) as expressly contemplated by this Agreement, or (D) as set forth in Section 5.1(a) of the Company Disclosure Schedule, (x) the Company shall cause the business of the Company and its Subsidiary to be conducted in the ordinary course consistent with past practice and, to the extent consistent therewith, the Company shall use reasonable best efforts to (i) preserve intact its and its Subsidiary’s present business organization and maintain the current relationships with Governmental Entities and other Persons having business dealings with the Company and its Subsidiary, (ii) prepare and file any requisite regulatory filings with any Regulatory Authority on a timely basis and consistent with their respective past practices and (iii) obtain and maintain quantities of each finished Company Pharmaceutical Product and related raw materials and components that the Company reasonably expects to be required for use in the ongoing and anticipated phase 2 and phase 3 clinical trials of each Company Pharmaceutical Product and (y) without limiting the generality of clause (x) above and in furtherance thereof, the Company shall not and shall not permit its Subsidiary to:
               (i) amend its certificate of incorporation, bylaws or comparable governing documents;
               (ii) merge or consolidate the Company or its Subsidiary with any other Person, except for such transactions between the Company and its Subsidiary, or dissolve or completely or partially liquidate;
               (iii) form any Subsidiary or acquire assets from any other Person with a value or purchase price in the aggregate in excess of $300,000 in any transaction or series of related transactions, other than acquisitions in the ordinary course of business consistent with past practice with a value or purchase price in the aggregate not in excess of $300,000 or pursuant to Material Contracts in effect as of the date hereof;
               (iv) issue, sell, pledge, dispose of, grant, transfer or encumber, or authorize the issuance, sale, pledge, disposition, grant, transfer or encumbrance of, any shares of capital stock of the Company or its Subsidiary, or securities convertible or exchangeable into or exercisable for any shares of such capital stock, or any options, warrants or other rights of any kind to acquire any shares of such capital stock or such convertible or exchangeable securities, other than (A) issuance or sales of Shares upon exercise of the Company Options or the vesting of Company Restricted Stock or (B) as permitted under Section 5.1(a)(xviii);

               (v) other than in the ordinary course of business consistent with past practice, create or incur any Lien on (i) any assets (other than Company Intellectual Property) of the Company or its Subsidiary having a value in excess of $300,000, (ii) any material Intellectual Property of the Company or its Subsidiary, or (iii) material Intellectual Property licensed to the Company or its Subsidiary;
               (vi) make any loans, advances, guarantees or capital contributions to or investments in any Person (other than the Company or its Subsidiary) in excess of $300,000 in the aggregate;
               (vii) (A) declare, accrue, set aside, make or pay any dividend or other distribution payable in cash, stock, property or otherwise, with respect to any of its capital stock (except for dividends paid by the Company’s Subsidiary to the Company), (B) repurchase, redeem or otherwise reacquire any shares of capital stock or other securities, or subdivide, reclassify, recapitalize, split, combine or exchange or enter into any similar transaction with respect to any of its capital stock or other securities or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or other securities, except for any split, combination or reclassification of capital stock of a wholly owned Subsidiary of the Company, or any issuance or authorization or proposal to issue or authorize any securities of a wholly owned Subsidiary of the Company to the Company or another wholly owned Subsidiary of the Company, or (C) enter into any agreement with respect to the voting of its capital stock;
               (viii) incur any indebtedness for borrowed money or assume, guarantee, endorse or otherwise become liable or responsible for (whether directly, contingently or otherwise) any other Person’s indebtedness for borrowed money, or issue or sell any debt securities or warrants or other rights to acquire any debt security of the Company or its Subsidiary, except for indebtedness for borrowed money incurred in the ordinary course of business consistent with past practice not to exceed $300,000 in the aggregate;
               (ix) except as contemplated in capital budgets furnished to Parent prior to the date of this Agreement, make any capital expenditures in excess of $300,000 in the aggregate;
               (x) make any changes with respect to accounting policies or procedures other than as required by changes in GAAP;
               (xi) settle any litigation for an amount in excess of $300,000;
               (xii) other than as reasonably necessary to facilitate the research and/or clinical operations of the Company in a manner consistent with the Company’s operating budgets furnished to Parent prior to the date of this Agreement, enter into any Contract that would have been a Material Contract had it been entered into prior to this Agreement;
               (xiii) other than as reasonably necessary to facilitate the research and/or clinical operations of the Company in a manner consistent with the Company’s operating budgets furnished to Parent prior to the date of this Agreement, amend, modify or terminate any Material Contract;

               (xiv) other than pursuant to Contracts in effect prior to the date hereof, transfer, sell, lease, license, mortgage, pledge, surrender, encumber, divest, cancel, abandon or allow to lapse or expire or otherwise dispose of any material assets, licenses, operations, rights or businesses of the Company or its Subsidiary, except for (A) sales, transfers or dispositions of obsolete or worthless assets or (B) sales, transfers, leases, licenses or other dispositions of assets with a fair market value not in excess of $300,000 in the aggregate;
               (xv) assign or grant an exclusive license of any material right in any Company Intellectual Property necessary or useful for the manufacture, use, sale, offer for sale or importation of any Company Pharmaceutical Products or that otherwise enables a third party to compete with the Company with respect to the manufacture or sale of any product that competes with any Company Pharmaceutical Product;
               (xvi) waive any inbound license in any IP Contract under any Patent or other Company Intellectual Property material to any Company Pharmaceutical Product and, other than in the ordinary course of business consistent with past practice, (A) amend any inbound license in any IP Contract under any Patent or other Company Intellectual Property material to any Company Pharmaceutical Product or (B) enter into any Contract that would constitute an IP Contract if entered into prior to the date of this Agreement;
               (xvii) except as contemplated in operating budgets furnished to Parent prior to the date of this Agreement, commence (other than planning) or alter, in a manner that would materially increase the expenditures to be made by the Company in connection therewith, any new Phase I, Phase II, Phase III or Phase IV human clinical trial (including initiation of a new institutional review board) involving any Company Pharmaceutical Product;
               (xviii) except as required by applicable Law or otherwise required pursuant to existing Contracts or Benefit Plans in effect as of the date hereof and made available to Parent, (A) increase the salaries or wages of any Employee, except in the ordinary course of business consistent with past practice, (B) promote any Employee except in order to fill a position vacated after the date of this Agreement, (C) pay any bonus to any Employee other than a bonus pursuant to Section 5.8(f), (D) enter into or establish any new employment agreement or change in control severance agreement with any Employee, other than with any new Employee hired to replace an Employee who is party to any such agreement, (E) make any severance payments to any Employee in excess of what they are contractually entitled to, (F) make any new equity awards to any Employee or accelerate the vesting under any equity compensation plan (except for vesting accelerated pursuant to Section 3.3 of this Agreement), (G) other than in accordance with Section 5.1(a)(xviii)(D), establish, adopt, terminate or materially amend any Benefit Plan, (H) hire any employee at the level of Vice President or above, (I) hire any employee in a sales, general or administrative capacity with an annual base salary in excess of $150,000, or (J) hire any employee (other than an employee described in clause “(I)” above) with an annual base salary in excess of $250,000;
               (xix) except as required by applicable Law, make, change or rescind any material Tax election, file any amended material Tax Return, settle or compromise any material Tax liability, agree to an extension or waiver of the statute of limitations with respect to material

Taxes, enter into any closing agreement with respect to a material Tax, surrender any right to claim a material Tax refund, or change any material method of Tax accounting;
               (xx) enter into or consummate any tax planning or restructuring transaction which involves any transfer, assignment or other disposition of any Company Intellectual Property;
               (xxi) (A) waive or amend (except in the course of diligently prosecuting the Company Intellectual Property) the Company’s rights in or to any Company Intellectual Property owned by the Company or its Subsidiary that is registered or the subject of an application for registration, (B) fail to diligently prosecute or maintain any material Company Intellectual Property owned by the Company or its Subsidiary that is registered or the subject of an application for registration, in each case in the name of Company or its Subsidiary or (C) fail to make any required payments in accordance with the terms of any IP Contract pursuant to which the Company licenses any material Intellectual Property;
               (xxii) qualify any new site for manufacturing of any Company Pharmaceutical Product; or
               (xxiii) enter into any Contract to do any of the foregoing.
          (b) Each of Parent and Merger Sub, subject to the limitations set forth in Section 5.4(e)(ii), on the one hand, and the Company, on the other hand, agrees that, except as otherwise provided in this Agreement, it shall not knowingly take any action that would reasonably be expected to prevent or delay the consummation of the Offer, the Merger and the other Transactions in accordance with the terms of this Agreement. Without limiting the generality of the foregoing, each of Parent and Merger Sub agrees that, after the date hereof and prior to the Effective Time, it shall not consummate or agree to consummate any purchase or other acquisition of any assets, licenses, operations, rights or businesses that, individually or in the aggregate with any other such purchase or acquisition, would reasonably be expected to (i) prevent or delay the parties hereto from obtaining any consents, registrations, approvals, permits or authorizations required to be obtained from any Governmental Entity in connection with the consummation of the Offer, the Merger and the other Transactions, (ii) result in the imposition of a condition or conditions on any such consents, registrations, approvals, permits or authorizations, or (iii) otherwise prevent or delay any party hereto from performing its obligations hereunder or consummating the Offer, the Merger and the other Transactions.
          (c) The Company shall promptly notify Parent and Merger Sub of any significant data relating to the Key Product, including information related to any significant adverse events with respect to the Key Product.
          (d) Each party hereto shall promptly advise the other parties hereto of any Proceeding or material claim threatened, commenced or asserted against or with respect to any such party relating to the Transactions and promptly provide the parties hereto with copies of all material complaints, pleadings and filings related thereto.
          (e) From the date hereof until the Acceptance Time, the Company shall (i) consult with Parent in connection with any proposed meeting with the FDA or any other

Governmental Entity relating to any Company Pharmaceutical Product, (ii) promptly inform Parent of, and provide Parent with a reasonable opportunity to review, any material filing proposed to be made by or on behalf of any of the Company or its Subsidiary, and any material correspondence or other material communication proposed to be submitted or otherwise transmitted to the FDA or any other Governmental Entity by or on behalf of any of the Company or its Subsidiary, in each case relating to any Company Pharmaceutical Product, (iii) keep Parent promptly informed of (A) any communication (written or oral) with or from the FDA and any other Governmental Entity and (B) any material communications (written or oral) received from any Person relating to the Company Intellectual Property and (iv) promptly inform Parent and provide Parent or Merger Sub with a reasonable opportunity (but no more than three (3) Business Days) to comment, in each case, prior to making any material change to any study protocol, adding any new trial, making any material change to a manufacturing plan or process, making any material change to a development timeline or initiating, or making any material change to, promotional or marketing materials or activities relating to any Company Pharmaceutical Product.
          (f) Notwithstanding the above, the delivery of any notice pursuant to Section 5.1(b), 5.1(c), 5.1(d) or 5.1(e) shall not limit or otherwise affect the representations, warranties, covenants or agreements of the parties hereto, the remedies available hereunder to the party hereto receiving such notice or the conditions to such party’s obligation to consummate the Offer, the Merger or any of the other Transactions.
          (g) Nothing contained in this Agreement shall give Parent or Merger Sub, directly or indirectly, the right to control the Company or its Subsidiary or direct the business or operations of the Company or its Subsidiary prior to the Effective Time. Prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its operations and the operations of its Subsidiary. Nothing in this Agreement, including any of the actions, rights or restrictions set forth herein, shall be interpreted in such a way as to place the Company, Parent or Merger Sub in violation of any rule, regulation or policy of any Governmental Entity, including any applicable Law.
          5.2 Acquisition Proposals.
          (a) The Company shall immediately cease and cause to be terminated any discussions or negotiations pending as of the date hereof regarding any Acquisition Proposal and shall instruct the Person who made such Acquisition Proposal to return to the Company or to destroy any confidential information provided by the Company to such Person in connection with such Acquisition Proposal. The Company shall promptly (and, in any event, within twenty-four (24) hours) notify Parent if any Acquisition Proposal is received by the Company (which notification shall include the name of the Person making such Acquisition Proposal and the material terms and conditions thereof) and shall thereafter keep Parent reasonably informed on a current basis of any material change to the terms of such Acquisition Proposal. Subject to the following sentence, neither the Company nor its Subsidiary nor any of their respective officers or directors shall, and the Company shall instruct and use its reasonable best efforts to cause its and its Subsidiary’s employees, investment bankers, attorneys, accountants and other advisors or representatives (such officers, directors, employees, investment bankers, attorneys, accountants and other advisors or representatives, collectively, “Representatives”)

not to, (i) initiate, solicit or knowingly encourage the making of any proposal or offer that constitutes an Acquisition Proposal, or (ii) engage in any discussions or negotiations regarding, or provide any non-public information to any Person in connection with, any Acquisition Proposal, except to notify such Person of the existence of this Section 5.2. Notwithstanding anything to the contrary set forth in this Agreement, prior to the Acceptance Time the Company may (A) provide non-public information in response to a request therefor by a Person who has made an unsolicited written Acquisition Proposal; and/or (B) engage in any discussions or negotiations with any Person who has made such an Acquisition Proposal, if prior to taking any action described in clause (A) or (B), (x) the Company receives from such Person an executed confidentiality agreement containing nondisclosure provisions that are substantially similar to those contained in the Confidentiality Agreement, dated September 29, 2011, between Parent and the Company (the “Confidentiality Agreement”) (it being understood that such confidentiality agreement need not contain any “standstill” provisions or otherwise prohibit the making or amendment of any Acquisition Proposal), (y) the Company Board determines in good faith after consultation with its outside legal counsel and its financial advisor that such Acquisition Proposal either constitutes a Superior Proposal or could reasonably be expected to result in a Superior Proposal, and (z) the Company Board determines in good faith after consultation with its outside legal counsel that the failure to take such action would be inconsistent with the Company Board’s fiduciary obligations to the Company’s stockholders under applicable Law. With respect to any non-public information regarding the Company provided to any other Person that was not previously provided to Parent, the Company shall provide such non-public information to Parent substantially simultaneously with the provision of such information to such other Person. The Company shall keep Parent reasonably informed on a current basis of the status and terms of any Acquisition Proposal (including any material changes to the key terms thereof) and the general status of any discussions and negotiations with respect thereto. In addition, during the period from the date of this Agreement through the Acceptance Time, the Company shall not terminate, amend, modify or waive any provision of any confidentiality, “standstill” or similar agreement entered into by the Company or its Subsidiary prior to the date of this Agreement, unless the Company Board determines in good faith after consultation with its outside legal counsel that the failure to take such action would be inconsistent with the Company Board’s fiduciary obligations to the Company’s stockholders under applicable Law.
(b) Subject to Section 5.2(c) and Section 5.2(d), the Company Board shall not: (i) withhold, fail to include in the Schedule 14D-9, withdraw, qualify or modify, in a manner adverse to Parent and Merger Sub, the Company Recommendation, (ii) approve, recommend or declare advisable any Acquisition Proposal (any such action described in clauses (i) or (ii) of this Section 5.2(b), a “Change of Recommendation”); or (iii) cause the Company to enter into any Contract (other than a confidentiality agreement entered into in compliance with Section 5.2(a)) concerning an Acquisition Proposal (an “Alternative Acquisition Agreement”).
          (c) Notwithstanding anything to the contrary set forth in this Agreement, the Company Board may make a Change of Recommendation in response to an Acquisition Proposal and/or cause the Company to enter into an Alternative Acquisition Agreement concerning such Acquisition Proposal at any time prior to the Acceptance Time if, and only if: (i) such Acquisition Proposal did not result from a material breach of this Section 5.2; (ii) the

Company Board determines in good faith, after consultation with its outside legal counsel and after consultation with its financial advisor, (A) that such Acquisition Proposal would, if this Agreement or the Offer were not amended or an alternative transaction with Parent were not entered into, constitute a Superior Proposal and (B) that in light of such Acquisition Proposal, a failure to make a Change of Recommendation and/or enter into such Alternative Acquisition Agreement would be inconsistent with the Company Board’s fiduciary obligations to the Company’s stockholders under applicable Law; (iii) the Company delivers to Parent a written notice (the “Superior Proposal Notice”) stating that the Company Board intends to take such action and (in the event the Company Board contemplates causing the Company to enter into an Alternative Acquisition Agreement) including a copy of such Alternative Acquisition Agreement; (iv) during the three (3) Business Day period commencing on the date of Parent’s receipt of such Superior Proposal Notice, the Company shall have made its Representatives reasonably available for the purpose of engaging in negotiations with Parent (to the extent Parent desires to negotiate) regarding a possible amendment of this Agreement or the Offer or a possible alternative transaction so that the Acquisition Proposal that is the subject of the Superior Proposal Notice ceases to be a Superior Proposal; (v) after the expiration of the negotiation period described in clause “(iv)” above, the Company Board shall have determined in good faith, after consultation with its outside legal counsel and after consultation with its financial advisor, and after taking into account any amendments to this Agreement and the Offer that Parent and Merger Sub have irrevocably agreed in writing to make as a result of the negotiations contemplated by clause “(iv)” above, that (A) such Acquisition Proposal constitutes a Superior Proposal and (B) the failure to make a Change of Recommendation and/or enter into such Alternative Acquisition Agreement would be inconsistent with the Company Board’s fiduciary obligations to the Company’s stockholders under applicable Law; and (vi) if the Company enters into an Alternative Acquisition Agreement concerning such Superior Proposal, the Company terminates this Agreement in accordance with Section 7.1(f); provided, however, that, in the event of any amendment to the financial or other material terms of such Acquisition Proposal, the Company shall be required to deliver to Parent a new Superior Proposal Notice (including as attachments thereto a copy of any new Alternative Acquisition Agreement relating to such amended Acquisition Proposal, if any), and the negotiation period described in clause “(iv)” above shall be extended by an additional two (2) Business Days from the date of Parent’s receipt of such new Superior Proposal Notice.
          (d) Notwithstanding anything to the contrary set forth in this Agreement, the Company may also make a Change of Recommendation not related to an Acquisition Proposal at any time prior to the Acceptance Time if: (i) an event, fact, circumstance or occurrence or combination or series thereof, that was not known to the Company Board as of the date of this Agreement, becomes known to the Company Board (an “Intervening Event”); (ii) the Company Board determines in good faith, after consultation with its outside legal counsel, that, in light of such Intervening Event, a failure to effect a Change of Recommendation would be inconsistent with the Company Board’s fiduciary obligations to the Company’s stockholders under applicable Law; (iii) such Change of Recommendation is not effected prior to the third (3rd) Business Day after Parent receives written notice from the Company confirming that the Company Board intends to effect such Change of Recommendation; (iv) during such three (3) Business Day period, if requested by Parent, the Company engages in good faith negotiations with Parent to amend this Agreement or the Offer or enter into an alternative transaction; and (v) at the end of such three (3) Business Day period, the Company Board determines in good faith, after consultation with its outside legal counsel and after taking into account any amendments to this Agreement and the Offer that Parent and Merger Sub have irrevocably agreed in writing to make as a result of the negotiations contemplated by clause "(iv)” above, that, in light of such Intervening Event, a failure to effect a Change of Recommendation would be inconsistent with the Company Board’s fiduciary obligations to the Company’s stockholders under applicable Law.
          (e) Nothing contained in this Agreement shall prohibit or restrict the Company or the Company Board from (i) disclosing to its stockholders a position contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act, or from issuing a “stop, look and listen” statement pending disclosure of its position thereunder or (ii) making accurate disclosure to the Company’s stockholders of any factual information regarding the business, financial condition or results of operations of the Company, Parent or Merger Sub or the fact that an Acquisition Proposal has been made, the identity of the party making such Acquisition Proposal or the material terms of such Acquisition Proposal (and no such disclosure shall, taken by itself, be deemed to be a Change of Recommendation); provided, however, that the Company Board shall not make a Change of Recommendation except in accordance with Section 5.2(c) or Section 5.2(d).
          (f) For purposes of this Agreement:
          “Acquisition Proposal” means any proposal, offer, inquiry or indication of interest, whether written or otherwise, with respect to (i) a merger, joint venture, partnership, consolidation, dissolution, liquidation, tender offer, exchange offer, recapitalization, reorganization, share exchange, business combination or similar transaction involving the Company, or any acquisition by any Person, which if consummated would result in any Person becoming the beneficial owner of fifteen percent (15%) or more of the total voting power of the equity securities of the Company, or fifteen percent (15%) or more of the total assets of the Company, in each case other than the Transactions, or (ii) any license (whether exclusive or non-exclusive) pertaining to commercialization rights for the Key Product; provided that, no research or development collaborations described in any Material Contract as in effect on the date of this Agreement shall be considered or deemed to be an Acquisition Proposal.
          “Superior Proposal” means an unsolicited, bona fide written offer made by one or more Persons (none of whom is an Affiliate of the Company) constituting an Acquisition Proposal that, if consummated, would result in any person becoming the beneficial owner of (i) a majority of the assets of the Company and its Subsidiary, taken as a whole, or (ii) a majority of the outstanding total voting power of the equity securities of the Company, which the Company Board determines in good faith, after consultation with its outside legal counsel and financial advisors, would result in a transaction (x) more favorable to the Company’s stockholders from a financial point of view than the Transactions, taking into account the terms and conditions of such offer and (y) reasonably capable of being completed, taking into account the material financial, legal and regulatory aspects of such offer; provided, however that any such offer shall not be deemed to be a “Superior Proposal” if any financing required to consummate the transaction contemplated by such offer is not committed or, in the good faith judgment of the Company Board after consultation with its financial advisors, is not reasonably capable of being obtained by such third party.
          5.3 Stockholders Meeting.
          (a) If after the Acceptance Time the adoption of this Agreement by the Company’s stockholders is required by applicable Law in order to consummate the Merger, the Company shall take all action necessary in accordance with applicable Law and the Company’s certificate of incorporation and bylaws to convene a meeting of the holders of Shares for the purpose of obtaining the Company Requisite Vote (the “Stockholders Meeting”) as promptly as practicable and shall not postpone or adjourn the Stockholders Meeting unless the Company determines that it is advisable to do so in order to solicit additional proxies in order to obtain the Company Requisite Vote or to comply with applicable Law. Unless a Change of Recommendation shall have occurred, the Company shall solicit from the holders of the Shares proxies in favor of the adoption of this Agreement, and the Proxy Statement shall include the Company Recommendation, the fairness opinion of Morgan Stanley & Co. LLC and a summary and copy of Section 262 of the DGCL. Parent and Merger Sub agree to cause all Shares beneficially owned by Parent or Merger Sub or any of their Affiliates to be present at the Stockholders Meeting and to be voted at the Stockholders Meeting in favor of adoption of this Agreement.
          (b) If the adoption of this Agreement by the Company’s stockholders is not required by applicable Law in order to consummate the Merger, the parties hereto shall take all necessary and appropriate action to cause the Merger to become effective as soon as practicable after the Acceptance Time in accordance with Section 253 of the DGCL without convening a Stockholders Meeting.
          5.4 Efforts; Filings; Other Actions; Notification; Antitrust Matters.
          (a) If the adoption of this Agreement by the Company’s stockholders is required by applicable Law in order to consummate the Merger, then, as promptly as practicable following the Acceptance Time, the Company shall prepare and file with the SEC in preliminary form a proxy statement (such proxy statement, including any amendment or supplement thereto, the “Proxy Statement”). The Company agrees that the Proxy Statement will comply in all material respects with the applicable Securities Laws. The Company shall promptly notify Parent of the receipt of all comments of the SEC with respect to the Proxy Statement and of any request by the SEC for any amendment or supplement thereto or for additional information and shall promptly provide to Parent copies of all written correspondence between the Company and/or any of its Representatives and the SEC with respect to the Proxy Statement. The Company and Parent shall each use its reasonable best efforts promptly to provide responses to the SEC with respect to all SEC comments received with respect to the Proxy Statement and shall cause the definitive Proxy Statement to be mailed as promptly as practicable after the date the SEC staff advises that it has no further comments thereon or that the Company may commence mailing the Proxy Statement.
          (b) Subject to the terms and conditions set forth in this Agreement, the Company and Parent shall cooperate with each other and shall use (and shall cause their respective Subsidiaries to use) their respective reasonable best efforts to take or cause to be taken all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under this Agreement and applicable Law to consummate the Offer, the Merger and the other Transactions as soon as practicable, including (i) the obtaining of all necessary actions, waivers, consents and approvals from any Governmental Entity or from any third parties and the preparation and making of all necessary registrations, notices, reports and other filings and the taking of all steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entity; and (ii) the execution and delivery of any additional instruments necessary to consummate the Transactions; provided, however, that in no event shall the Company or its Subsidiary be required to pay, prior to the Effective Time, any fee (except for customary fees to Governmental Entities), penalty or other consideration to any Person for any consent or approval required for the consummation of the Transactions. Without limiting the generality of the foregoing, each party hereto shall make or cause to be made, in cooperation with the other parties hereto and to the extent applicable and promptly, (i) an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the Transactions and (ii) any other necessary filings, forms, declarations, notifications, registrations and notices with other Governmental Entities under any applicable antitrust or competition Laws relating to the Transactions. Subject to applicable Law relating to the exchange of information, Parent and the Company shall have the right to review in advance, and to the extent practicable each shall consult with the other on and consider in good faith the views of the other in connection with, all of the information relating to Parent, the Company or any of their respective Subsidiaries, as the case may be, that appears in any filing made with, or written materials submitted to, any Governmental Entity in connection with the Offer, the Merger and the other Transactions (including the Offer Documents, Schedule 14D-9 and the Proxy Statement). In exercising the foregoing rights, each of the Company and Parent shall act reasonably and as promptly as practicable. Notwithstanding the foregoing, nothing in this Agreement shall require any party hereto to provide the other parties hereto with a copy of its HSR Act filing or any exhibits thereto.
          (c) The Company and Parent each shall, upon request by the other, furnish the other with all information concerning itself, any of its respective Subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with the Offer Documents, the Schedule 14D-9 and the Proxy Statement or any other statement, filing, notice or application made by or on behalf of Parent, the Company or any of their respective Subsidiaries to any third party and/or any Governmental Entity in connection with the Offer, the Merger and the other Transactions.
          (d) Subject to applicable Law and as required by any Governmental Entity, the Company and Parent each shall keep the other reasonably apprised of the status of matters relating to completion of the Transactions, including by Parent and the Company promptly furnishing the other with copies of notices or other communications received by Parent, the Company or any of their respective Subsidiaries, as the case may be, from any third party and/or any Governmental Entity with respect to the Offer, the Merger and the other Transactions. The Company shall give prompt notice to Parent of any change, fact or condition that has had or would reasonably be expected to have a Company Material Adverse Effect or Key Product Event, or would reasonably be expected to make the satisfaction of any of the Tender Offer Conditions impossible or unlikely. Parent shall give prompt notice to the Company of any change, fact or condition that has had or would reasonably be expected to have a Parent Material Adverse Effect. None of the parties hereto shall independently participate in any meeting, or engage in any substantive conversation, with any Governmental Entity in respect of any filings or inquiry without giving the other parties hereto prior notice of the meeting and, unless prohibited by such Governmental Entity, the opportunity to attend and/or participate. The parties hereto shall consult and cooperate with one another in connection with any information or proposals submitted in connection with proceedings under or relating to any antitrust or competition Laws.
          (e) Subject to the terms and conditions set forth in this Agreement, without limiting the generality of the undertakings pursuant to this Section 5.4, each of the Company (in the case of clause (i)) and Parent (in the case of clauses (i), (ii) and (iii)) agrees to take or cause to be taken the following actions:
               (i) the prompt provision to each and every federal, state, local or foreign court or Governmental Entity with jurisdiction over enforcement of any applicable antitrust or competition Laws (“Government Antitrust Entity”) of non-privileged information and documents requested by any Government Antitrust Entity or that are necessary, proper or advisable to permit consummation of the Transactions;
               (ii) the prompt use of its reasonable best efforts to avoid the entry of any permanent, preliminary or temporary injunction or other order, decree, decision, determination or judgment that would delay, restrain, prevent, enjoin or otherwise prohibit consummation of the Transactions, including, without limitation, the defense through litigation on the merits of any claim asserted in any court, agency or other proceeding by any Person, including, without limitation, any Governmental Entity, seeking to delay, restrain, prevent, enjoin or otherwise prohibit consummation of such Transactions and the proffer and agreement by Parent of its willingness to sell, lease, license or otherwise dispose of, or hold separate pending such disposition, and promptly to effect the sale, lease, license, disposal and holding separate of, such assets, rights, product lines, licenses, categories of assets or businesses or other operations, or interests therein, of the Company, Parent or any of their respective Subsidiaries (and the entry into agreements with, and submission to orders of, the relevant Government Antitrust Entity giving effect thereto) if such action should be reasonably necessary or advisable to avoid, prevent, eliminate or remove the actual, anticipated or threatened (x) commencement of any proceeding in any forum or (y) issuance of any order, decree, decision, determination or judgment that would delay, restrain, prevent, enjoin or otherwise prohibit consummation of the Offer by any Government Antitrust Entity; and
               (iii) the prompt use of its reasonable best efforts to take, in the event that any permanent, preliminary or temporary injunction, decision, order, judgment, determination or decree is entered or issued, or becomes reasonably foreseeable to be entered or issued, in any proceeding or inquiry of any kind that would make consummation of the Offer in accordance with the terms of this Agreement unlawful or that would delay, restrain, prevent, enjoin or otherwise prohibit consummation of the Offer or the other Transactions, any and all steps (including, without limitation, the appeal thereof, the posting of a bond or the taking of the steps contemplated by clause (ii) of this paragraph) necessary to resist, vacate, modify, reverse, suspend, prevent, eliminate or remove such actual, anticipated or threatened injunction, decision, order, judgment, determination or decree so as to permit such consummation on a schedule as close as possible to that contemplated by this Agreement.
          (f) Notwithstanding anything to the contrary in this Agreement, Parent shall not be required to sell, divest, hold separate, license or agree to any other structural or conduct remedy with respect to, any operations, divisions, businesses, product lines, customers, assets or relationships of Parent or any of its Subsidiaries (other than the Company and its Subsidiary following the Merger), on the one hand, or the Company or its Subsidiary, on the other hand, which (A) would materially and adversely affect the business of Parent and its Subsidiaries, taken as a whole, or (B) would require the sale, divestiture, holding separate or license of the Key Product, PS1-661 or PS1-938 to any third party or materially impair the benefits expected by Parent as of the date of this Agreement to be derived by Parent from the acquisition of the Key Product, PS1-661 or PS1-938 (any such action, a “Non-Required Remedy”).
          (g) Prior to the Expiration Time, the Company (acting through the Company Board and its compensation committee) shall take such actions as may be required to cause any agreements, arrangements or understandings that have been or will be entered into by the Company, Parent or any of their respective Affiliates with current or future directors, officers or employees of the Company pursuant to which payments are made or to be made or benefits are granted or to be granted according to such arrangements to be approved as an “employment compensation, severance or other employee benefit arrangement” within the meaning or Rule 14d-10(d)(1) under the Exchange Act and to satisfy the requirements of the non-exclusive safe harbor set forth in Rule 14d-10(d) under the Exchange Act.
          5.5 Access and Reports.
          (a) Subject to applicable Law, upon reasonable notice, the Company shall (and shall cause its Subsidiary to) afford Parent’s officers and other authorized Representatives reasonable access, during normal business hours throughout the period prior to the Effective Time, to its employees, properties, assets, books, Contracts, Tax Returns, and records, and, during such period, the Company shall (and shall cause its Subsidiary to) furnish promptly to Parent all information concerning its business, properties, finances, operations, assets, litigation matters, environmental compliance, cash-flow reports and personnel as may reasonably be requested. All requests for information made pursuant to this Section 5.5 shall be directed to the executive officer or other persons designated by the Company. All such information shall be governed by the terms of the Confidentiality Agreement. No investigation pursuant to this Section 5.5 or by Parent or its Representatives at any time prior to or following the date hereof shall affect or be deemed to modify any representation or warranty made by the Company herein, the covenants or agreements of the parties hereto or the conditions to the obligations of the parties hereto under this Agreement.
          (b) This Section 5.5 shall not require the Company or its Subsidiary to permit any access, or to disclose (i) any information that, in the reasonable, good faith judgment (after consultation with outside counsel) of the Company, would reasonably be expected to result in any violation of any Law or any Contract to which the Company or its Subsidiary is a party or cause any privilege (including attorney-client privilege) that the Company or its Subsidiary would be entitled to assert to be undermined with respect to such information and such undermining of such privilege could in the Company’s good faith judgment (after consultation with outside counsel) adversely affect in any material respect the Company’s position in any pending or, what the Company believes in good faith (after consultation with outside counsel) could be, future litigation or (ii) if the Company or any of its Affiliates, on the one hand, and Parent or any of its Affiliates, on the other hand, are adverse parties in a litigation, any information that is reasonably pertinent thereto; provided, that, in the case of clause (i), the parties hereto shall cooperate in seeking to find a way to allow disclosure of such information to the extent doing so (A) would not (in the good faith belief of the Company (after consultation with outside counsel)) reasonably be expected to result in the violation of any such Law or Contract or reasonably be expected to cause such privilege to be undermined with respect to such information or (B) could reasonably (in the good faith belief of the Company (after consultation with outside counsel)) be managed through the use of customary “clean-room” arrangements pursuant to which non-employee Representatives of Parent could be provided access to such information.
          (c) The information provided pursuant to this Section 5.5 shall be used solely for the purpose of the Transactions, and such information shall be kept confidential by Parent and Merger Sub in accordance with, and shall otherwise be subject to the terms and conditions of, the Confidentiality Agreement.
          5.6 Stock Exchange Delisting. The Surviving Corporation shall use its reasonable best efforts to cause the Shares to no longer be quoted on NASDAQ and to be deregistered under the Exchange Act as soon as practicable following the Effective Time.
          5.7 Publicity. The initial press release regarding the Transactions shall be a joint press release by the Company and Parent. Thereafter, provided that the Company Board shall not have made a Change of Recommendation, the Company, Parent and Merger Sub each shall consult with the other prior to issuing any press releases or otherwise making public announcements with respect to the Transactions and prior to making any filings with any third party and/or any Governmental Entity (including any national securities exchange or interdealer quotation service) with respect thereto, except (i) in any case in which the management of any such party hereto shall have determined in good faith (after consultation with its outside legal counsel) that such disclosure is required by applicable Law or by obligations pursuant to any listing agreement with or rules of any national securities exchange or interdealer quotation service or by the request of any Governmental Entity or (ii) in any case in which such disclosure is made in connection with any dispute between the parties hereto regarding this Agreement or the Transactions.
          5.8 Employee Benefits.
          (a) Parent and Merger Sub agree that, during the period commencing at the Effective Time and ending on the eighteen (18) month anniversary of the Effective Time, the employees of the Company and its Subsidiary who continue to be employed by Parent or an Affiliate following the Acceptance Time (“Continuing Employees”) shall be provided with (i) base salary or wage rate and bonus opportunities (including annual bonus opportunities, but excluding equity-based compensation) that are no less than the base salary or wage rate and bonus opportunities provided by the Company or its Subsidiary, as applicable, immediately prior to the Acceptance Time, (ii) pension and welfare benefits that are no less favorable in the aggregate than those provided by the Company or its Subsidiary, as applicable, immediately prior to the Acceptance Time and (iii) severance benefits that are no less favorable than those set forth in Section 5.8(a) the Company Disclosure Schedule. Following the Effective Time, Continuing Employees shall be eligible to participate in the equity compensation plans of Parent on the same terms as similarly situated Parent employees (including with respect to the grant of any awards (to be made at the discretion of Parent’s board of directors) under such equity compensation plans and the terms and conditions of such awards). Parent shall have no obligation and the Company shall take no action that would have the effect of requiring Parent or the Surviving Corporation to continue any specific plans or to continue the employment of any specific Person.
          (b) Parent and Merger Sub shall cause any employee benefit plans in which the Continuing Employees are eligible to participate following the Effective Time to take into account for purposes of eligibility, vesting, level of benefits and benefit accrual thereunder, service by such employees to the Company or its Subsidiary, as applicable, as if such service were with Parent, to the same extent such service was credited under a comparable plan of the Company or its Subsidiary, as applicable (provided, however, that the foregoing shall not apply with respect to benefit accrual under any defined benefit pension plan or to the extent that its application would result in a duplication of benefits).
          (c) To the extent permitted under applicable Law, with respect to any employee benefit plans maintained for the benefit of the Continuing Employees following the Effective Time, Parent and Merger Sub shall, and shall cause the Surviving Corporation and any successor thereto, to (i) cause there to be waived any eligibility requirements or pre-existing condition limitations or waiting period requirements to the same extent waived under comparable plans of the Company or its Subsidiary, as applicable, and (ii) give effect, in determining any deductible, co-insurance and maximum out-of-pocket limitations, amounts paid by such employees during the calendar year in which the Effective Time occurs under similar plans maintained by the Company or its Subsidiary, as applicable.
          (d) Parent shall, and shall cause the Surviving Corporation and any successor thereto to, honor, fulfill and discharge the Company’s obligations under the agreements identified in Section 5.8(d) of the Company Disclosure Schedule.
          (e) If directed in writing by Parent prior to the Effective Time, the Company shall take (or cause to be taken) all actions reasonably determined by Parent to be necessary or appropriate to terminate, effective immediately prior to the Effective Time, any Employee Plans that contain a cash or deferred arrangement intended to qualify under Section 401(k) of the Code.
          (f) Regardless of the calendar year in which the Acceptance Time occurs, the Company and its Subsidiary, as applicable, shall pay to each eligible Employee, immediately prior to the Acceptance Time, a pro rata bonus for the Company’s 2012 fiscal year in an amount equal to the product of (x) the Employee’s 2012 fiscal year target bonus, multiplied by (y) the ratio of such Employee’s actual bonus received for the Company’s 2011 fiscal year to the

Employee’s target bonus for the Company’s 2011 fiscal year, multiplied by (z) the ratio of the number of calendar days elapsed between October 1, 2011 and the Acceptance Time to 365 days.
          (g) The provisions contained in this Section 5.8 are included for the sole benefit of the Company and Parent and nothing in this Section 5.8, whether express or implied, shall (i) create any third-party beneficiary or other rights in any other Person, including any current or former employees, any participant in any Benefit Plan, or any dependent or beneficiary thereof, (ii) be construed as an amendment, waiver or creation of or limitation on the ability to terminate any Benefit Plans or benefit plan or agreement of Parent or (iii) limit the ability of Parent, the Company, the Surviving Corporation or any of their respective Subsidiaries to terminate the employment of any Continuing Employee at any time.
          5.9 Expenses. Parent or the Surviving Corporation shall pay all charges and expenses, including those of the Paying Agent, in connection with the transactions contemplated in Article III. Except as otherwise provided in this Agreement, whether or not Shares are purchased pursuant to the Offer, all costs and expenses incurred in connection with the Transactions shall be paid by the party hereto incurring such expense.
          5.10 Indemnification; Directors’ and Officers’ Insurance.
          (a) From and after the Effective Time, Parent and the Surviving Corporation shall indemnify and hold harmless, to the fullest extent permitted under applicable Law, each present and former director and officer of the Company or its Subsidiary (in each case, when acting in such capacity) determined as of the Effective Time (the “Indemnified Parties”), against any and all costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement incurred in connection with any Proceeding arising out of matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, including the Offer, the Merger and the other Transactions; and Parent or the Surviving Corporation shall also advance to the Indemnified Parties all reasonable costs and expenses incurred in such Proceeding to the fullest extent permitted under applicable Law, provided that the Person to whom expenses are advanced provides an undertaking to repay such advances if it is finally determined by a court of competent jurisdiction that such Person is not entitled to indemnification.
          (b) Any Indemnified Party wishing to claim indemnification under Section 5.10(a), upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify Parent thereof, but the failure to so notify shall not relieve Parent or the Surviving Corporation of any liability it may have to such Indemnified Party except to the extent such failure materially prejudices the indemnifying party. In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), (i) Parent or the Surviving Corporation shall have the right to assume the defense thereof and Parent and the Surviving Corporation shall not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that if Parent or the Surviving Corporation elects not to assume such defense or counsel for the Indemnified Parties advises that there are issues which raise conflicts of interest between Parent or the Surviving Corporation and the Indemnified

Parties, the Indemnified Parties may retain counsel satisfactory to them, and Parent or the Surviving Corporation shall pay all reasonable fees and expenses of such counsel for the Indemnified Parties promptly as statements therefor are received; provided, however, that Parent and the Surviving Corporation shall be obligated pursuant to this Section 5.10(b) to pay for only one firm of counsel for all Indemnified Parties in any jurisdiction unless the use of one counsel for such Indemnified Parties would present such counsel with a conflict of interest; provided that the fewest number of counsels necessary to avoid conflicts of interest shall be used; (ii) the Indemnified Parties shall cooperate in the defense of any such matter, and (iii) Parent and the Surviving Corporation shall not be liable for any settlement effected without their prior written consent; provided, further, that Parent and the Surviving Corporation shall not have any obligation hereunder to any Indemnified Party if and when a court of competent jurisdiction shall ultimately determine, and such determination shall have become final, that the indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable Law.
          (c) Prior to the Acceptance Time, the Company shall use its reasonable best efforts to (and if the Company is unable to, Parent shall cause the Surviving Corporation as of the Effective Time to) obtain and fully pay for “tail” insurance policies (providing only for the Side A coverage for Indemnified Parties where the existing policies also include Side B coverage for the Company) with a claims period of at least six (6) years from and after the Acceptance Time from an insurance carrier with the same or better credit rating as the Company’s current insurance carrier with respect to directors’ and officers’ liability insurance and fiduciary liability insurance (collectively, “D&O Insurance”) with benefits and levels of coverage at least as favorable as the Company’s existing policies existing or occurring at or prior to the Acceptance Time (including in connection with this Agreement or the Transactions or actions contemplated hereby); provided, however, that such “tail” insurance policies shall not require the payment of an aggregate premium in excess of three hundred percent (300%) of the aggregate annual premium most recently paid by the Company prior to the date hereof to maintain the D&O Insurance. If the Company and the Surviving Corporation shall for any reason fail to obtain such “tail” insurance policies as of the Acceptance Time, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, continue to maintain in effect for a period of at least six (6) years from and after the Acceptance Time the D&O Insurance in place as of the date hereof with benefits and levels of coverage at least as favorable as that provided under the Company’s existing policies as of the date hereof, or the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, use reasonable best efforts to purchase comparable D&O Insurance for such six (6)-year period with benefits and levels of coverage at least as favorable as provided under the Company’s existing policies as of the date hereof; provided, however, that neither Parent nor the Surviving Corporation shall be required to pay an aggregate annual premium for such D&O Insurance or comparable D&O Insurance in excess of three hundred percent (300%) of the aggregate annual premium most recently paid by the Company prior to the date hereof to maintain the D&O Insurance.
          (d) If Parent or the Surviving Corporation or any of their respective successors or assigns (i) shall consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of its properties and assets to any Person, then, and in each such case, proper provisions shall be made so that the successors and assigns of Parent or the Surviving Corporation shall assume all of the obligations set forth in this Section 5.10.

          (e) The provisions of this Section 5.10 shall survive the consummation of the Offer and the Merger and are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties, each of whom is an intended third-party beneficiary of this Agreement. The obligations of Parent and Merger Sub under this Section 5.10 shall not be terminated or modified in such a manner as to adversely affect the rights of any Indemnified Party to whom this Section 5.10 applies unless (i) such termination or modification is required by applicable Law or (ii) the affected Indemnified Party shall have consented in writing to such termination or modification.
          (f) The rights of the Indemnified Parties under this Section 5.10 shall be in addition to any rights such Indemnified Parties may have under the certificate of incorporation or bylaws or comparable governing documents of the Company or its Subsidiary, or under any applicable Contracts or applicable Law. Parent and Merger Sub hereby agree that the Charter and Bylaws shall contain provisions for indemnification, advancement of expenses and exculpation of directors no less favorable to the Indemnified Parties (and employees and agents of the Company and its Subsidiary to the fullest extent indemnification and advancement of expenses are afforded to such persons under the Company’s and its Subsidiary’s certificate of incorporation and bylaws or comparable governing documents) than such provisions as are presently contained in the certificate of incorporation and bylaws or comparable governing documents of the Company and its Subsidiary.
          5.11 Takeover Statutes. If any takeover statute is or may become applicable to the Offer, the Merger or the other Transactions, the Company Board shall grant such approvals and take such actions as are necessary so that such Transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and shall otherwise act to eliminate or minimize the effects of such statute or regulation on such Transactions.
          5.12 Parent Vote. If a Stockholders Meeting is held, Parent shall vote or cause to be voted any Shares beneficially owned by it or any of its Subsidiaries or with respect to which it or any of its Subsidiaries has the power (by agreement, proxy or otherwise) to cause to be voted, in favor of the adoption of this Agreement at any meeting of stockholders of the Company at which this Agreement shall be submitted for adoption and at all adjournments or postponements thereof. From and after the Acceptance Time until the Effective Time, Parent, Merger Sub and their Affiliates shall at all times maintain ownership of Shares equal to at least a majority of the then outstanding Shares.
          5.13 Financing.
          (a) Notwithstanding anything herein to the contrary, Parent and Merger Sub acknowledge and agree that obtaining the Financing or any Alternate Financing is not a condition to consummation of the Transactions, and that, irrespective and independently of the availability of the Financing or any Alternate Financing, Parent and Merger Sub shall be obligated to pay for the tendered Shares and consummate the Merger and the other Transactions as provided herein, subject to the satisfaction or waiver of the Tender Offer Conditions or the conditions set forth in Article VI, as applicable.

          (b) Each of Parent and Merger Sub shall use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to arrange and obtain the Financing on the terms and subject to the conditions described in the Financing Commitments, shall not, until after the Effective Time, permit, effect or cause to be effected any voluntary or mandatory termination, prepayment or reduction in the aggregate amount of the Financing or the respective commitments contained in the Financing Commitments, and shall not permit any amendment or modification to be made to, or any waiver by Parent or Merger Sub of any provision or remedy under the Financing Commitments if such amendment, modification or waiver would (i) reduce the aggregate amount of the Financing (including by changing the amount of fees to be paid or original issue discount of the Financing) or (ii) impose new or additional conditions, or otherwise amend, modify or expand any conditions, to the receipt of the Financing in a manner that, individually or in the aggregate with other such amendments, modifications or waivers, would reasonably be expected to (A) have a Parent Material Adverse Effect or (B) delay or make the funding of the Financing (or satisfaction of the conditions to obtaining the Financing) less likely to occur or (C) adversely impact the ability of Parent or Merger Sub to enforce their rights against the other parties to the Financing Commitments or the definitive agreements with respect thereto; it being understood and agreed that, notwithstanding the foregoing provisions of this sentence, Parent or Merger Sub may reduce (through voluntary or mandatory terminations or otherwise) the aggregate amount of the Financing in connection with any cash received by Parent or Merger Sub from other sources (including by reason of a capital market or other financing transaction) that is available to satisfy the obligations of Parent or Merger Sub under this Agreement. Subject to the limitations set forth in Section 4.2(f), Parent and Merger Sub may replace or amend the Financing Commitments to add agents, co-agents, lenders, arrangers, joint bookrunners, managers or other entities that have not executed the Financing Commitments as of the date hereof, if the addition of such additional parties, individually or in the aggregate with other such additions, would not reasonably be expected to prevent, delay or impair the availability of the financing under the Financing Commitments or have a Parent Material Adverse Effect. Without limiting the foregoing, Parent and Merger Sub shall use their reasonable best efforts to (u) maintain in effect the Financing Commitments until the Offer, the Merger and the other Transactions are consummated, (v) satisfy (or have waived) all conditions and covenants applicable to Parent and Merger Sub in the Financing Commitments at or prior to the Acceptance Time or the Closing, as applicable, and otherwise comply with their obligations under the Financing Commitments, (w) enter into definitive agreements with respect to the Financing Commitments on the terms and subject to the conditions (including the flex provisions) contemplated by the Financing Commitments, (x) enforce their rights under the Financing Commitments, including any rights to cause the Financing Sources and other Persons providing, on the terms and conditions set forth therein, the Financing to fund, on the day of the consummation of the Offer, the Merger or the other Transactions, as applicable, the Financing contemplated to be funded on such day by the Financing Commitments (or such lesser amount as may be required to consummate the Offer, the Merger and the other Transactions) and (y) consummate the Financing at or prior to consummation of the Offer, the Merger or the other Transactions, as applicable. Parent and Merger Sub shall keep the Company informed on a reasonably current basis in reasonable detail of the status of its efforts to arrange the Financing (or replacement thereof) as the Company may reasonably request, and shall give the Company prompt notice of any development with respect to the Financing that would reasonably be expected to have a Parent Material Adverse

Effect; provided that in no event will Parent or Merger Sub be under any obligation to disclose any information that is subject to attorney-client or similar privilege if Parent and Merger Sub shall have used their reasonable best efforts to disclose such information in a way that would not waive such privilege.
               (i) If any portion of the Financing becomes unavailable on the terms and conditions (including the flex provisions) contemplated in the Financing Commitments, Parent shall use its reasonable best efforts to arrange and obtain alternative financing from alternative sources on terms and subject to the conditions that are no less favorable, in the aggregate, to Parent (taking into account the flex provisions set forth in the Financing Commitments) than those set forth in the Financing Commitments, in an amount sufficient to consummate the Offer, the Merger and the other Transactions as promptly as practicable following the occurrence of such event.
               (ii) Parent shall have the right from time to time to substitute other debt or equity financing for all or any portion of the Financing from the same and/or alternative financing source, in each case, in a manner not materially less beneficial to the Company, Parent and Merger Sub as compared to the Financing Commitments (and no less beneficial in terms of confidentiality or the aggregate amount of funds available under the Financing); provided, however, that any such financing arranged in accordance with this Section 5.13(b)(ii) shall be subject to the same limitations that apply to the Financing Commitments as set forth in the first sentence of this Section 5.13(b). For purposes of this Agreement: (A) any financing arranged in accordance with Section 5.13(b)(i) above or this Section 5.13(b)(ii) shall be referred to as the “Alternate Financing”; (B) the term “Financing” shall be deemed to include the debt financing contemplated by the Financing Commitments as permitted to be amended or modified by this Section 5.13(b) and/or any Alternate Financing; and (C) the term “Financing Commitments” shall be deemed to include such Financing Commitments as permitted to be amended or modified by this Section 5.13(b) and/or any new commitment letter (the “New Financing Commitments”) entered into with respect to any Alternate Financing (it being understood and agreed that any Alternate Financing shall be subject to the terms and conditions hereof that apply to Financing Commitments). Parent and Merger Sub shall provide the Company with a copy of any New Financing Commitments obtained by Parent or Merger Sub in connection with an Alternate Financing as promptly as practicable following the execution thereof (other than fees and other information customarily redacted from such agreements).
          (c) Prior to the Acceptance Time, the Company shall (and shall cause its Subsidiary to) provide to Parent and Merger Sub, and shall use reasonable best efforts to cause Representatives of the Company and its Subsidiary to provide to Parent and Merger Sub, all cooperation reasonably requested in writing by Parent and Merger Sub that is necessary in connection with the Financing, including using reasonable best efforts to, in each case to the extent reasonably requested: (i) cooperate with the marketing efforts of Parent and lenders for any of the Financing, including using reasonable best efforts to cause its Representatives to be available, during normal working hours and upon reasonable notice, to participate in meetings, presentations, road shows, due diligence sessions and sessions with rating agencies, and using its reasonable best efforts to ensure that any syndication effort benefits from any existing banking relationship; (ii) assist with the preparation of materials for rating agency presentations, offering documents, private placement memoranda, bank information memoranda, prospectuses, road show presentations and similar documents necessary, proper or advisable in connection with the Financing; (iii) provide to Parent and Merger Sub, and use reasonable best efforts to cause Representatives of the Company and its Subsidiary to provide to Parent and Merger Sub all financial information regarding the Company and its Subsidiary required to be delivered pursuant to Section 2 of Exhibit B of the Financing Commitments or required in connection with the preparation of the Offering Documents referred to in Section 8 of Exhibit B of the Financing Commitments; (iv) obtain consent from its certified independent auditors to SEC filings and offering memoranda that include or incorporate Company consolidated financial information (with such changes as the Company and its auditors deem necessary or appropriate), in each case, to the extent such consent is required, together with auditors’ reports and comfort letters with respect to financial information relating to the Company and its Subsidiary in customary form; (v) provide information regarding the Company and its Subsidiary reasonably required to assist in the preparation of pro forma financial statements by Parent and Merger Sub; provided that it is understood that assumptions underlying the pro forma adjustments to be made are the sole responsibility of Parent and/or Merger Sub; (vi) provide assistance in the preparation of definitive financing documents and providing any sources of Financing (subject to confidentiality) with reasonable access to the properties, books and records of the Company and its Subsidiary; (vii) provide other information regarding the Company and its Subsidiary reasonably required by Parent and Merger Sub in connection with preparation of the Offering Document referred to in Section 8 of Exhibit B of the Financing Commitments (it being understood that preparation of the Offering Document is the responsibility of Parent and Merger Sub); (viii) provide reasonable cooperation with the Financing Sources, other potential financing sources and their respective agents with respect to their due diligence, including access to documentation reasonably requested by persons in connection with capital markets transactions; and (ix) provide all documentation and other information required by any Governmental Entity with respect to the Financing under applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act, and in any event at least five (5) days prior to the Acceptance Time. Notwithstanding the foregoing, (A) no obligation of the Company or its Subsidiary under any certificate, document or instrument executed pursuant to the foregoing shall be effective until the Acceptance Time (or such later time set forth in such certificate, document or instrument), and neither the Company nor its Subsidiary nor any of its respective Representatives shall be required to take any action under any such certificate, document or instrument that is not contingent upon the consummation of the Offer (including the entry into any agreement that is effective before consummation of the Offer) or that would be effective prior thereto, (B) nothing herein shall require cooperation to the extent that such cooperation would interfere unreasonably with the business or operations of the Company or its Subsidiary and (C) neither the Company nor its Subsidiary shall be required to issue any offering or information document. The Company hereby consents to the use of the logos of the Company and its Subsidiaries in connection with the syndication or marketing of the Financing; provided that such logos are used in a manner that is not intended to harm or disparage the Company, its Subsidiaries or their marks; provided, further, that such logos are used solely in connection with a description of the Company, its business and products or the Transactions and shall not appear on the cover of any rating agency presentations, offering documents, private placement memoranda, bank information memoranda, prospectuses, road show presentations and similar documents used in connection with the Financing. Neither the Company nor its Subsidiary shall be required to bear any cost or expense or to pay any commitment or other similar fee or make any other payment in connection with the Financing or any of the foregoing prior to the Acceptance Time. Parent shall, promptly upon request by the Company, reimburse the Company for all reasonable out-of-pocket costs incurred by the Company or its Subsidiary in connection with such cooperation and indemnify and hold harmless the Company, its Subsidiary and their respective Representatives from and against any and all costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of the arrangement of the Financing (including any action taken in accordance with this Section 5.13(c)) and any information utilized in connection therewith (other than historical information and other information relating to the Company or its Subsidiary provided by the Company in writing specifically for use in the Financing offering documents). Parent shall, promptly upon request by the Company, reimburse the Company for all reasonable out-of-pocket costs incurred by the Company or its Subsidiary in connection with this Section 5.13(c).
          5.14 Litigation. The Company shall provide Parent with prompt notice of, and copies of all pleadings and correspondence relating to, any Proceeding against the Company or any of its directors or officers by any holder of Shares arising out of or relating to this Agreement or the Transactions. The Company shall give Parent the opportunity to participate in the defense, settlement, or compromise of any such Proceeding, and no such settlement or compromise shall be agreed to without the prior written consent of Parent, which consent shall not be unreasonably withheld, conditioned or delayed. For purposes of this paragraph “participate” means that Parent will be kept apprised of proposed strategy and other significant decisions with respect to the Proceeding by the Company (to the extent that the attorney-client privilege between the Company and its counsel is not undermined or otherwise affected), and Parent may offer comments or suggestions with respect to the Proceeding but will not be afforded any decision-making power or other authority over the Proceeding except for the settlement or compromise consent set forth above.
          5.15 Rights Agreement. From the date hereof until the earlier of the Acceptance Time and the date this Agreement is terminated in accordance with its terms, the Company shall not, and shall cause its Subsidiary not to, enter into any stockholder rights agreement, rights plan, “poison pill” or other similar agreement, unless such plan or agreement exempts from its application the acquisition of Shares by Parent and Merger Sub pursuant to this Agreement, the Offer and the Merger.
          5.16 Payoff Letters.
          (a) At least three (3) Business Days prior to the anticipated Acceptance Time, the Company shall deliver a notice of termination in accordance with Section 2.3(b) of the Venture Loan and Security Agreement (the “Loan Agreement”) to Horizon Technology Funding Company V LLC and CIT Healthcare, LLC under the Loan Agreement.
          (b) Prior to the Acceptance Time, the Company shall use reasonable best efforts to (i) either (A) terminate or otherwise cause the release of the Liens securing the Loan

Agreements or (B) obtain a customary payoff letter from the lenders under the Loan Agreement (and other outstanding indebtedness for borrowed money, if any) which (1) confirms the full outstanding amount then outstanding, along with accrued interest thereon and all fees and other obligations of the Company accrued under the Loan Agreement (or such other indebtedness) (the “Payoff Amount”), (2) contains payment instructions, and (3) evidences the agreement by such lenders to release all Liens upon the payment of such amount in accordance with the payment instructions, and (ii) obtain documents, including an authorization to file UCC termination statements, executed terminations and releases of outstanding mortgages, as are reasonably necessary to release such Liens.
          (c) At or prior to the Closing, the Company shall repay the Payoff Amount to the lenders under the Loan Agreement and terminate such agreements at or prior to the Closing.
ARTICLE VI
CONDITIONS
          6.1 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of each party hereto to effect the Merger is subject to the satisfaction or waiver (to the extent permitted by applicable Law) by such party at or prior to the Effective Time of each of the following conditions:
          (a) Stockholder Approval. If required by the DGCL to effect the Merger, this Agreement shall have been adopted by the Company Requisite Vote.
          (b) No Order. No Order by any court of competent jurisdiction that restrains, enjoins or otherwise prohibits the consummation of the Merger shall have been entered and shall continue to be in effect. No Law or Order shall have been enacted, issued, entered, promulgated or enforced by any Governmental Entity that prohibits or makes illegal consummation of the Merger and shall continue to be in effect.
          (c) Purchase of Shares in Offer. Merger Sub shall have accepted for payment and purchased, or caused to be accepted for payment and purchased, all Shares validly tendered and not withdrawn pursuant to the Offer (provided that the purchase of Shares pursuant to the Offer shall not be a condition to the obligations of Parent and Merger Sub hereunder if Merger Sub fails to accept for payment and pay for Shares pursuant to the Offer in violation of the terms of this Agreement or the Offer).
ARTICLE VII
TERMINATION
          7.1 Termination. This Agreement may be terminated and the Transactions may be abandoned at any time prior to the Acceptance Time:
          (a) by mutual written consent of Parent, Merger Sub and the Company;

          (b) by either Parent or the Company, if the Acceptance Time shall not have occurred on or before June 30, 2012 (the “Outside Date”); provided, that the right to terminate this Agreement pursuant to this Section 7.1(b) shall not be available to any party hereto that has breached its obligations under this Agreement in any manner that shall have been the primary cause of the failure of the Acceptance Time to have occurred prior to the Outside Date;
          (c) by either Parent or the Company, if any Order permanently enjoining, restraining or otherwise prohibiting the making or the consummation of the Offer exists and such Order shall have become final and non-appealable; provided that the right to terminate this Agreement pursuant to this Section 7.1(c) shall not be available to any party hereto that has breached its obligations under this Agreement in any manner that shall have been the primary cause of the existence of such Order;
          (d) by Parent, (i) if the Company Board shall have effected a Change of Recommendation or if, following the public announcement of an Acquisition Proposal or the commencement of a tender offer or exchange offer for the Shares, the Company Board shall have failed to publicly confirm the Company Recommendation (and, in the case of a tender offer or exchange offer, failed to publicly recommend that the holders of Shares reject such tender offer or exchange offer) upon Parent’s written request within ten (10) Business Days after the Company’s receipt of any such request (or, in the case of a tender offer or exchange offer, such commencement) (or, if the Outside Date is fewer than ten (10) Business Days after the Company’s receipt of such request from Parent or, in the case of a tender offer or exchange offer, such commencement, by the close of business on the Business Day immediately preceding the Outside Date), or (ii) if there has been a breach of any representation, warranty, covenant or agreement made by the Company in this Agreement or any such representation or warranty shall have become untrue or incorrect on any date subsequent to the date hereof, in any such case in a manner that will cause any Tender Offer Condition not to be satisfied at any scheduled Expiration Time, and such breach or failure to be true or correct either is not curable or, if curable, has not been cured prior to the earlier of (x) the Outside Date and (y) the thirtieth (30th) calendar day after written notice thereof has been given by Parent or Merger Sub to the Company;
          (e) by the Company, (i) if there has been a breach of any representation, warranty, covenant or agreement made by Parent or Merger Sub in this Agreement or any such representation, or warranty shall have become untrue or incorrect on any date subsequent to the date hereof, which breach or failure to perform has had, or would reasonably be expected to have, a Parent Material Adverse Effect and is not curable or, if curable, has not been cured prior to the earlier of (A) the Outside Date and (B) the thirtieth (30th) calendar day after written notice thereof has been given by the Company to Parent or Merger Sub; or (ii) if Merger Sub fails to commence the Offer on or prior to the tenth (10th) Business Day following the date hereof or if Merger Sub fails to consummate the Offer in accordance with the terms of this Agreement; or
          (f) by the Company, in connection with the Company Board’s effecting a Change of Recommendation in response to a Superior Proposal or causing the Company to enter into an Alternative Acquisition Agreement concerning a Superior Proposal if the Company and the Company Board shall have complied in all material respects with the notice, negotiation and other requirements set forth in Section 5.2(c) with respect to such Superior Proposal.

          Any party hereto desiring to terminate this Agreement pursuant to Sections 7.1(b) through 7.1(f) shall give written notice of such termination to the other parties hereto, and the date and time on which written notice of such termination is delivered shall be the “Termination Date.”
          7.2 Effect of Termination and Abandonment; Termination Fee.
          (a) In the event of termination of this Agreement and the abandonment of the Offer and the Merger pursuant to this Article VII, this Agreement shall become void and of no effect, with no liability to any Person on the part of any party hereto (or of any of its Representatives or Affiliates); provided, however, that (i) no such termination shall relieve any party hereto of any liability or damages to the other party hereto resulting from any willful and intentional breach of this Agreement, it being acknowledged and agreed that the failure by Parent or Merger Sub to consummate the Offer, the Merger and the other Transactions after the respective conditions thereto have been satisfied or waived shall constitute a willful and intentional breach of this Agreement, and (ii) the provisions set forth in this Section 7.2 and the second sentence of Section 8.1 shall survive the termination of this Agreement. For purposes of this Agreement, “willful and intentional breach” means a material breach or failure to perform that is a consequence of an act or omission undertaken by the breaching party with the knowledge that the taking of, or failure to take, such act would, or would reasonably be expect to, cause a material breach of this Agreement.
          (b) (i) In the event that this Agreement is terminated pursuant to Section 7.1(d)(i) or 7.1(f), then:
          (A) the Company shall pay to Parent, within two (2) Business Days following the date of such termination, all reasonable and documented out-of-pocket expenses of Parent and Merger Sub incurred in connection with this Agreement and the Transactions, not to exceed $10,000,000 (the “Expense Reimbursement”); and
          (B) if, within one (1) year following such termination, the Company consummates a Subsequent Transaction, the Company shall pay to Parent, no later than two (2) Business Days following the date of such consummation, a termination fee equal to $331,900,000 (the “Termination Fee”), minus the Expense Reimbursement paid.
               (ii) In the event that (A) an Acquisition Proposal shall have been made known to the Company Board or shall have been publicly announced (and such Acquisition Proposal shall not have been unconditionally terminated or withdrawn at least three (3) Business Days prior to the Outside Date), (B) this Agreement is terminated by either Parent or the Company pursuant to Section 7.1(b), and (C) prior to the date that is 12 months after the date of any such termination, the Company or its Subsidiary consummates a Subsequent Transaction, then the Company shall pay to Parent, no later than two (2) Business Days following the date of such consummation, the Termination Fee. Solely for purposes of this Section 7.2(b)(ii), the term “Acquisition Proposal” shall have the meaning assigned to such term in Section 5.2(f) except that all references to “fifteen percent (15%) or more” therein shall be deemed to be references to “a majority.”
               (iii) As used in this Agreement, “Subsequent Transaction” means (i) a merger, joint venture, partnership, consolidation, dissolution, liquidation, tender offer, exchange offer, recapitalization, reorganization, share exchange, business combination or similar transaction involving the Company, or any acquisition by any Person, which results in any Person becoming the beneficial owner of fifty percent (50%) or more of the total voting power of the equity securities of the Company or fifty percent (50%) or more of the total assets of the Company, in each case other than the Transactions, or (ii) any license (whether exclusive or non-exclusive) pertaining to commercialization rights for the Key Product. In any situation where this Agreement has been terminated pursuant to Section 7.1(d)(i) or 7.1(f) or the Company is required to pay the Termination Fee pursuant to this Section 7.2(b), Parent’s right to receive the Expense Reimbursement and/or the Termination Fee, as the case may be, shall be the sole and exclusive remedy of Parent and Merger Sub against the Company and its Representatives for any and all losses and damages suffered in connection with this Agreement or the Transactions or as a result of the failure of the Transactions to be consummated. The agreements contained in this Section 7.2(b) are an integral part of the transactions contemplated by this Agreement and without these agreements none of the Company, Parent or Merger Sub would enter into this Agreement. Payment of the Expense Reimbursement and/or the Termination Fee, as the case may be, shall be made by wire transfer of immediately available funds if Parent shall have furnished to the Company appropriate wire payment instructions prior to the date of payment or, otherwise, by certified or official bank check. In no event shall the Company be required to pay the Expense Reimbursement or the Termination Fee more than once.
          (c) If the Company fails to pay when due any amount payable under Section 7.2(b), then (i) the Company shall reimburse Parent for all reasonable and documented costs and expenses (including fees and disbursements of outside legal counsel) incurred in connection with the collection of such overdue amount and the enforcement by Parent of its rights under this Section 7.2, and (ii) the Company shall pay to Parent interest on such overdue amount (for the period commencing as of the date such overdue amount was originally required to be paid and ending on the date such overdue amount is actually paid to Parent) at a rate per annum equal to the “prime rate” (as announced by Bank of America or any successor thereto) in effect on the date such amount was originally required to be paid.
ARTICLE VIII
MISCELLANEOUS AND GENERAL
          8.1 Survival. Article III, this Article VIII and the agreements of the Company, Parent and Merger Sub contained in Sections 5.8 (Employee Benefits), 5.9 (Expenses) and 5.10 (Indemnification; Directors’ and Officers’ Insurance) shall survive the consummation of the Merger. This Article VIII and the agreements of the Company, Parent and Merger Sub contained in Section 5.9 (Expenses) and Section 7.2 (Effect of Termination and Abandonment; Termination Fee) and the Confidentiality Agreement shall survive the termination of this

Agreement. None of the other representations, warranties, covenants or agreements in this Agreement shall survive the consummation of the Merger or the termination of this Agreement.
          8.2 Amendment; Extension; Waiver. Subject to applicable Law, this Agreement may be amended by the parties hereto at any time prior to the Effective Time by an instrument in writing signed by each party hereto, provided, that Sections 8.2, 8.4, 8.6 and 8.7, which Sections (and the related definitions and other provisions of this Agreement to the extent a modification or waiver or termination would serve to modify the substance or provisions of such Sections) may not be amended or modified in any manner adverse to any Financing Source without the Lead Commitment Parties’ prior written consent (such consent not to be unreasonably withheld, conditioned or delayed). At any time prior to the Effective Time, each of Parent and Merger Sub, on the one hand and the Company, on the other hand, may (but shall not be under any obligation to) (a) extend the time for the performance of any of the obligations or other acts of the other, (b) to the extent permitted by applicable Law, waive any inaccuracies in the representations and warranties of the other contained herein or in any document delivered pursuant hereto or (c) to the extent permitted by applicable Law, waive compliance with any of the agreements of the other or any of the conditions for its benefit contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed by such party. The failure of any party hereto to assert any of its rights hereunder or under applicable Law shall not constitute a waiver of such rights and, except as otherwise expressly provided herein, no single or partial exercise by any party hereto of any of its rights hereunder shall preclude any other or further exercise of such rights or any other rights hereunder or under applicable Law.
          8.3 Counterparts. This Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or other means of electronic transmission (such as via portable document format (.pdf)) shall be as effective as delivery of a manually executed counterpart.
          8.4 GOVERNING LAW AND VENUE; WAIVER OF JURY TRIAL; SPECIFIC PERFORMANCE.
          (a) THIS AGREEMENT SHALL BE DEEMED TO BE MADE IN AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAW OF THE STATE OF DELAWARE WITHOUT REGARD TO THE CONFLICTS OF LAW PRINCIPLES THEREOF. The parties hereto hereby irrevocably submit to the personal jurisdiction of the Court of Chancery of the State of Delaware or, if such Court of Chancery shall lack subject matter jurisdiction, the Federal courts of the United States of America located in the County of New Castle, Delaware, solely in respect of the interpretation and enforcement of the provisions of (and any claim or cause of action arising under or relating to) this Agreement and of the documents referred to in this Agreement, and in respect of the transactions contemplated hereby, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined exclusively in such courts. The parties hereto hereby consent to and grant any such court jurisdiction over the person of such parties and, to the extent permitted by law, over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 8.5 or in such other manner as may be permitted by law shall be valid and sufficient service thereof. Notwithstanding anything herein to the contrary, each of the parties hereto agrees that any claim, action or proceeding against the Financing Sources arising out of or relating to this Agreement or the transactions contemplated hereby or in connection with the Financing, or the performance of services by the Financing Sources with respect to the foregoing, shall be governed by, and construed in accordance with, the laws of the State of New York applicable to contracts executed in and to be performed entirely within such State (provided, however, that, for purposes of the foregoing, (i) the interpretation of the definition of “Company Material Adverse Effect” (and whether or not a “Company Material Adverse Effect” has occurred) and (ii) the determination of the accuracy of any representations and warranties of the Company herein and whether as a result of any inaccuracy thereof the Parent or Merger Sub have the right to terminate its (or their) obligations under this Agreement, in each case shall be governed by, and construed and interpreted in accordance with, the laws of the State of Delaware, without regard to the principles of conflicts of law), and shall be subject to the exclusive jurisdiction of New York State or United States federal courts sitting in the Borough of Manhattan, City of New York and no party hereto shall, nor shall it permit any of its Affiliates to, bring or support anyone else in bringing any claim, action or proceeding against the Financing Sources in relation hereto in any other court.
          (b) EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT; INCLUDING ANY LITIGATION AGAINST ANY FINANCING SOURCES ARISING OUT OF THIS AGREEMENT OR THE FINANCING COMMITMENTS. EACH PARTY HERETO CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HERETO HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY HERETO UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY HERETO MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH PARTY HERETO HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.4.
          (c) The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof (and, more specifically, that irreparable damage would likewise occur if any of the Transactions were not consummated and the Company’s stockholders did not receive the aggregate consideration payable to them in accordance with the terms and subject to the conditions of this Agreement), and, accordingly, that the parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof (including the obligation of the parties hereto to consummate the Transactions and the obligation of Parent and Merger Sub to pay, and the Company’s stockholders’ right to receive, the aggregate consideration payable to them pursuant to the Transactions, in each case in accordance with the terms and subject to the conditions of this Agreement) in the Court of Chancery of the State of Delaware or, if said Court of Chancery shall lack subject matter jurisdiction, any Federal court of the United States of America located in the County of New Castle, Delaware, this being in addition to any other remedy to which such party is entitled at law or in equity. In the event that any action is brought in equity to enforce the provisions of this Agreement, no party hereto shall allege, and each party hereto hereby waives the defense or counterclaim, that there is an adequate remedy at law. Each party hereto further agrees that no other party hereto or any other Person shall be required to obtain, furnish, or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 8.4(c), and each party hereto irrevocably waives any right it may have to require the obtaining, furnishing, or posting of any such bond or similar instrument.
(d) Each party hereto agrees, on behalf of itself and its stockholders, Affiliates and Representatives, that the Financing Sources shall be beneficiaries of all limitations on remedies and damages in this Agreement that apply to Parent and Merger Sub.
8.5 Notices. Any notice, request, instruction or other communication hereunder by any party hereto shall be in writing and delivered personally or sent by registered or certified mail, postage prepaid, by facsimile or overnight courier (such as Federal Express) to the other parties hereto at the following addresses:
          If to Parent or Merger Sub:
Gilead Sciences, Inc.
333 Lakeside Drive
Foster City, California 94404
Attention: General Counsel
Fax: (650) 522-5771
          with a copy (which shall not constitute notice) to:
Skadden, Arps, Slate, Meagher & Flom LLP
Four Times Square
New York, New York 10036
Attention:  Stephen F. Arcano
Franklin M. Gittes
Brandon Van Dyke
Fax: (212) 735-2000

          If to the Company:
Pharmasset, Inc.
303-A College Road East
Princeton, New Jersey 08540
Attention: Bryce Roberts
Fax: (609) 613-4150
          with a copy (which shall not constitute notice) to:
Sullivan & Cromwell LLP
125 Broad Street
New York, New York 10004
Attention:  Matthew G. Hurd
Krishna Veeraraghavan
Fax: (212) 558-3588
or to such other Persons or addresses as may be designated in writing by the party hereto to receive such notice as provided above. Any notice, request, instruction or other document given as provided above shall be deemed given to the receiving party upon actual receipt, if delivered personally; three (3) Business Days after deposit in the mail, if sent by registered or certified mail; upon confirmation of successful transmission if sent by facsimile (provided that if given by facsimile such notice, request, instruction or other document shall be followed up within one (1) Business Day by dispatch pursuant to one of the other methods described herein); or on the next Business Day after deposit with an overnight courier, if sent by an overnight courier.
          8.6 Entire Agreement. This Agreement (including the Annexes), the Company Disclosure Schedule, the Parent Disclosure Schedule and the Confidentiality Agreement constitute the entire agreement, and supersede all other prior agreements, understandings, representations and warranties, both written and oral, among the parties hereto with respect to the subject matter hereof. EACH PARTY HERETO AGREES THAT, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS AGREEMENT, NEITHER PARENT AND MERGER SUB NOR THE COMPANY MAKES ANY OTHER REPRESENTATIONS OR WARRANTIES, AND EACH HEREBY DISCLAIMS ANY OTHER REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, OR AS TO THE ACCURACY OR COMPLETENESS OF ANY OTHER INFORMATION, MADE BY, OR MADE AVAILABLE BY, ITSELF OR ANY OF ITS REPRESENTATIVES, WITH RESPECT TO, OR IN CONNECTION WITH, THE NEGOTIATION, EXECUTION OR DELIVERY OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO THE OTHER OR THE OTHER’S REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION WITH RESPECT TO ANY ONE OR MORE OF THE FOREGOING.
          8.7 Third-Party Beneficiaries. Except as provided in Section 5.10, each party hereto hereby agrees that its representations, warranties and covenants set forth herein are solely for the benefit of the other parties hereto, in accordance with and subject to the terms of this

Agreement, and this Agreement is not intended to, and does not, confer on any Person other than the parties hereto any rights or remedies hereunder, including the right to rely on the representations and warranties set forth herein. Notwithstanding the immediately preceding sentence, (i) following the Effective Time the provisions hereof shall be enforceable by stockholders of the Company to the extent necessary to receive the Per Share Merger Consideration to which each such stockholder is entitled pursuant to Article III, and (ii) the Financing Sources shall be third-party beneficiaries with respect to the terms and provisions of Sections 8.2, 8.4, 8.6 and 8.7.
          8.8 Obligations of Parent. Whenever this Agreement requires Merger Sub or a Subsidiary of Parent (including, after the Closing, the Surviving Corporation) to take any action, such requirement shall be deemed to include an undertaking on the part of Parent to cause Merger Sub or such Subsidiary to take such action. Parent and Merger Sub shall be jointly and severally liable for the failure by either of them to perform and discharge any of their respective covenants, agreements or obligations hereunder.
          8.9 Severability. The provisions of this Agreement shall be deemed severable, and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.
          8.10 Interpretation; Construction.
          (a) The table of contents and headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof. For the convenience of the parties hereto, each of the terms set forth in the table following the table of contents is defined in the Section of this Agreement set forth opposite such term. Where a reference in this Agreement is made to an Article, Section or Annex, such reference shall be to such Article or Section of, or Annex to, this Agreement unless otherwise indicated. The Company Disclosure Schedule, Parent Disclosure Schedule and the Annexes identified in this Agreement are incorporated into this Agreement by reference and made a part hereof. The terms “include,” “includes” or “including” are not intended to be limiting and shall be deemed to be followed by the words “without limitation” or words of like import. The use of the masculine, feminine or neuter gender, or the singular or plural form of words used herein (including defined terms) shall not limit any provision of this Agreement. Reference herein to a particular Person includes such Person’s successors and assigns to the extent such successors and assigns are permitted by the terms of any applicable Contract. Reference to a particular Contract (including this Agreement), document or instrument means such Contract, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof. Any reference to a particular Law means such Law as amended, modified or supplemented (including all rules and regulations promulgated thereunder)

and, unless otherwise provided, as in effect from time to time. The terms “cash”, “dollars” and “$” mean United States Dollars. The use of the terms “hereunder,” “hereof,” “hereto” and words of similar import shall refer to this Agreement as a whole and not to any particular Article, Section, paragraph or clause of, or Annex to, this Agreement. Except as provided in Section 4.1(p)(ix), the Company shall be deemed to have “made available” a document or item of information to Parent only if such document or item was actually delivered by the Company to Parent or its legal counsel or publicly filed in unredacted form with the SEC prior to the execution and delivery of this Agreement or was, prior to the execution and delivery of this Agreement, posted in the electronic data room organized by the Company in connection with the due diligence investigation conducted by Parent.
          (b) The parties hereto have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party hereto by virtue of the authorship of any provision of this Agreement.
          (c) No reference to or disclosure of any item or other matter in the Company Disclosure Schedule or the Parent Disclosure Schedule shall be construed as an admission or indication that such item or other matter is material or that such item or other matter is required to be referred to or disclosed in this Agreement. Without limiting the foregoing, no such reference to or disclosure of a possible breach or violation of any Contract, Law or Order shall be construed as an admission or indication that a breach or violation exists or has actually occurred.
          8.11 Assignment; Binding Effect. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assignable by any of the parties hereto (by operation of law or otherwise) without the prior written consent of the other parties hereto; provided, however, that Parent may designate, by written notice to the Company, another wholly-owned direct or indirect Delaware Subsidiary of Parent, with a certificate of incorporation and bylaws identical (other than the corporate name) to the correlative instruments of Merger Sub as in effect on the date hereof, in which case all references herein to Merger Sub shall be deemed to be to such other Subsidiary; provided, further, that any such designation shall not impede or delay the commencement or consummation of the Offer, the Merger or the other Transactions. Subject to the preceding sentence, this Agreement shall be binding on and shall inure to the benefit of the parties hereto and their respective successors and assigns. Any purported assignment in violation of this Agreement is void.
[Signature page follows]

          IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first written above.

PHARMASSET, INC.
By	/s/ P. Schaefer Price
	Name:	P. Schaefer Price
	Title:	President and CEO

GILEAD SCIENCES, INC.
By	/s/ John F. Milligan, Ph.D.
	Name:	John F. Milligan, Ph.D.
	Title:	President and Chief Operating Officer

ROYAL MERGER SUB INC.
By	/s/ John F. Milligan, Ph.D.
	Name:	John F. Milligan, Ph.D.
	Title:	President

Annex A
TENDER OFFER CONDITIONS
          Notwithstanding any other provision of this Agreement or the Offer, Merger Sub shall not be obligated to accept for payment or, subject to the rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act relating to Merger Sub’s obligation to pay for or return the tendered Shares promptly after termination or withdrawal of the Offer, pay for any Shares validly tendered and not withdrawn pursuant to the Offer, if at any time on or after the date of the commencement of the Offer and prior to the Expiration Time, any of the following events shall occur and be continuing at the then scheduled Expiration Time:
               (i) there shall not be validly tendered (not including Shares tendered pursuant to procedures for guaranteed delivery and not actually delivered prior to the Expiration Time) and not properly withdrawn a number of Shares that, together with the Shares beneficially owned by Parent and Merger Sub, constitute at least a majority of the total number of then outstanding Shares on a fully diluted basis (which total number shall be the number of Shares issued and outstanding plus the number of Shares which the Company would be required to issue pursuant to any then outstanding warrants, options, benefit plans or obligations or securities convertible or exchangeable into Shares or otherwise) (the “Minimum Tender Condition”);
               (ii) the applicable waiting period under the HSR Act shall not have expired or been terminated;
               (iii) as of the date of this Agreement and as of the Expiration Time (in each case, except for any representation or warranty that is expressly made as of a specified date, in which case as of such specified date), (A) any representation or warranty of the Company contained in this Agreement that is qualified as to Company Material Adverse Effect shall not be true and correct in all respects, (B) any representation or warranty of the Company contained in Section 4.1(a), Section 4.1(b), Section 4.1(c) or Section 4.1(t) shall not be true and correct in all respects, or (C) any other representation or warranty of the Company contained in this Agreement that is not qualified as to Company Material Adverse Effect shall not be true and correct in all respects except where the failure of such representations and warranties referred to in this clause (C) to be true and correct, individually or in the aggregate with other such failures, has not had, and would not reasonably be expected to have, a Company Material Adverse Effect; provided, however, that for purposes of determining the accuracy of representations and warranties referred to in clause (C), all qualifications as to “materiality” contained in such representations and warranties shall be disregarded;
               (iv) the Company shall not have performed in all material respects those obligations under this Agreement required to be performed prior to the Expiration Time, and such failure to perform shall not have been cured prior to the Expiration Time;
               (v) the Company shall have failed to deliver to Parent a certificate signed by an officer of the Company and certifying as to the satisfaction of the conditions described in paragraphs (iii) and (iv) above;

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               (vi) there shall be in effect an Order by a court of competent jurisdiction restraining, enjoining or otherwise prohibiting consummation of the Offer or making the acceptance of Shares pursuant to the Offer illegal or compelling Parent or Merger Sub to agree to or implement a Non-Required Remedy;
               (vii) there shall be pending, or threatened in writing, any Proceeding by any Governmental Entity having authority over Parent, Merger Sub or the Company challenging or seeking to restrain or prohibit the acquisition of or payment for shares of Common Stock pursuant to the Offer or the consummation of the Merger or compelling Parent or the Company or any of their respective Subsidiaries to agree to or implement a Non-Required Remedy; or
               (viii) this Agreement shall have been terminated in accordance with its terms.
          The foregoing conditions (except for the Minimum Tender Condition) may be waived by Parent or Merger Sub in whole or in part at any time and from time to time, subject in each case to the terms of this Agreement.
          The foregoing conditions are for the sole benefit of Parent and Merger Sub, may be asserted by Parent or Merger Sub regardless of the circumstances giving rise to the assertion of any such conditions and may be waived (to the extent permitted by this Agreement and applicable Law) by Parent or Merger Sub in whole or in part at any time and from time to time in their sole discretion (except for the Minimum Tender Condition), in each case, subject to the terms of the Agreement and the applicable rules and regulations of the SEC. The failure by Parent or Merger Sub at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time. Capitalized terms used but not defined in this Annex A shall have the meaning ascribed to them elsewhere in the Agreement to which this Annex A is attached.

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